Exhibit 10.13

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [**], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CONFIDENTIAL

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and between

Dynavax Technologies Corporation

(“Dynavax”)

and

Surefire Medical Inc. d/b/a TriSalus Life Sciences

(“TriSalus”)

DATED AS OF JULY 31, 2020

-i-

TABLE OF CONTENTS
(Continued)

-ii-

EXHIBITS

Exhibit AAssignment and Assumption Agreement

Exhibit BBill of Sale

Exhibit CFDA Transfer Letter

Exhibit DPatent Assignment Agreement

SCHEDULES

Schedule AAssumed Contracts Schedule

Schedule BInventory Schedule

Schedule CProduct IP Patents Schedule

Schedule DPermitted Liens

Schedule ESD-101 Sequence

-iii-

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of July 31, 2020, by and between Dynavax Technologies Corporation, a Delaware corporation (“Dynavax”), and Surefire Medical, Inc., a Delaware corporation d/b/a TriSalus Life Sciences (“TriSalus,” and with Dynavax, each a “Party” and, together, the “Parties”).

WITNESSETH:

WHEREAS, Dynavax is a biopharmaceutical company that is engaged in Product Operations, including the development and commercialization of SD-101.

WHEREAS, TriSalus desires to acquire certain assets related to the Product Operations in order to further develop, manufacture and commercialize the Products, including SD-101.

WHEREAS, TriSalus desires to purchase or assume from Dynavax, and Dynavax desires to sell, transfer and assign to TriSalus, all of the Product Assets and the Assumed Liabilities upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, subject to, and in accordance with, this Agreement, the Parties desire to enter into (i) an Assignment and Assumption Agreement, (ii) a Bill of Sale, (iii) FDA Transfer Letters and (iv) a Patent Assignment Agreement.

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements, and conditions contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

PURCHASED ASSETS, ASSUMED LIABILITIES AND LICENSE TO DYNAVAX

1.1Purchased Assets.

(a)Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Dynavax will sell, transfer, convey, assign and deliver to TriSalus, free and clear of all Liens other than Permitted Liens, and TriSalus will purchase and accept, all of the right, title, benefit and interest of Dynavax in, to and under the Purchased Assets. At the Closing, the sale, transfer, conveyance, assignment and delivery of the Purchased Assets will be effected pursuant to the Assignment and Assumption Agreement, Patent Assignment Agreement and the Bill of Sale. Notwithstanding anything to the contrary contained in this Agreement, the transfer of the Purchased Assets will not include the assumption by TriSalus of any Liability of Dynavax related to the Product Assets, unless TriSalus expressly assumes that Liability as an Assumed Liability pursuant to Section 1.2. The Purchased Assets shall include the following properties, assets and rights of Dynavax (collectively, the “Purchased Assets”):

(i)the Product IP and Product Know-How, together with (A) any and all goodwill symbolized thereby and associated therewith, (B) any and all rights to royalties, profits, compensation, license fees or other payments or remuneration of any kind relating to the Purchased Assets, and (C) any and all rights to obtain renewals, reissues and extensions of registrations, exclusivities or other legal protections pertaining to the Product IP;

(ii)to the extent their transfer is permitted under applicable Law and to the extent not relating to Excluded Assets, all Permits utilized by Dynavax exclusively in the conduct of the Product Operations, true, correct and complete copies of which have been made available to TriSalus, including the Permits listed on Section 4.1(h) of the Disclosure Schedules, and all files and correspondence related thereto;

(iii)all rights in, to and under the Assumed Contracts, true, correct and complete copies of which Assumed Contracts have been made available to TriSalus;

(iv)the Inventory listed on Schedule B;

(v)the Regulatory Documentation, including all copies thereof; provided that Dynavax may retain copies of the Regulatory Documentation as are used in or reasonably necessary for the business of Dynavax other than the Product Operations;

(vi)the SD-101 IND;

(vii)all non-clinical, pre-clinical and clinical trial data (a) referenced in the SD-101 IND, (b) generated since the filing of the SD-101 IND relating to the development or manufacturing of SD-101 or any other Compounds or Products, and (c) otherwise to the extent related to SD-101 or any other Compounds or Products, and all rights in and to all such data; provided, however, that TriSalus will keep confidential any data that relate to products and compounds other than SD-101, Compounds and Products (“SD-101 Data”); and

(viii)all rights, Claims, credits, causes of action or rights of set-off and other similar rights against third parties to the extent relating to or arising from the Product Assets or the Assumed Liabilities except for those retained pursuant to Section 1.1 (b)(vi).

(b)Dynavax and TriSalus expressly agree and acknowledge that TriSalus is not acquiring any right, title or interest in any assets other than the Purchased Assets (collectively, the “Excluded Assets”). For the avoidance of doubt, the Excluded Assets include, but are not limited to, the following:

(i)all right, title, and interest in and to [**], any Know-How relating to [**], any other Know-How or any other Intellectual Property Rights of Dynavax except Product Know-How and Product IP;

(ii)any Tax, corporate or financial books, records, files, documents, data (other than SD-101 Data), information and correspondence and any personnel files and compensation and benefits data of Dynavax or its Affiliates (including all Tax Returns);

(iii)all rights of Dynavax or its Affiliates to any refunds, or rights or claims to refunds, of Taxes, Tax deposits, Tax credits or other Tax assets related to Taxes that are Excluded Liabilities;

(iv)all rights of Dynavax or any Affiliate of Dynavax under this Agreement and the Related Agreements;

(v)any right, other than any Purchased Assets described in clause (viii) of such definition, arising under any Contract that is not an Assumed Contract;

(vi)claims, counterclaims, defenses, cause of action, demands, judgments, rights of recovery, rights of set-off and rights of subrogation against any Person relating to Excluded Assets or Excluded Liabilities;

(vii)any cash, cash equivalents or accounts receivable (including cash and accounts receivable relating to the Product Assets sold prior to the Closing);

(viii)any tangible personal Property other than the Inventory listed on Schedule B, including any facility, furniture, fixture, or equipment, machinery, computer hardware, software, telecommunications, or supplies owned or leased by Dynavax and used prior to Closing to operate the Product Operations; and

(ix)insurance.

1.2Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, TriSalus will assume and agree to pay, perform and discharge only those Liabilities that are Assumed Liabilities. The assumption of the Assumed Liabilities by TriSalus will be effected pursuant to the Assignment and Assumption Agreement and the FDA Transfer Letter.

1.3License to Dynavax; Prosecution of Product IP.

(a)Grant to Dynavax.  Effective as of the Closing, TriSalus hereby grants to Dynavax a world-wide, perpetual, irrevocable, non-terminable, fully sublicensable (including through multiple tiers), fully transferable, unlimited license (i) under the Product IP and Product Know-How, in each case as it exists as of the Closing Date, and (ii) to use any reports and data generated under each of the Assumed Contracts whether before or after the Closing Date, in the case of each of clause (i) and clause (ii), to research, Develop, Commercialize, manufacture, practice and otherwise distribute and dispose of [**], which such license shall be exclusive (even as to TriSalus), and any other oligonucleotide that is not SD-101, which such license shall be non-exclusive, in each case subject to Section 5.2(d). For clarity, no rights should be construed as conferring any rights to any Product.

(b)Prosecution of Product IP.

(i)TriSalus shall use commercially reasonable efforts to keep Dynavax reasonably informed of the status of the preparation, filing, prosecution and maintenance of the Product Patents and to promptly provide Dynavax with all material correspondence received from any patent office or patent authority in connection therewith. In the event that TriSalus desires to abandon or cease prosecution or maintenance of any Product Patents, TriSalus shall provide reasonable prior written notice to Dynavax of such intention to abandon (which notice shall, to the extent reasonably practicable, be given no later than [**] prior to the next deadline for any action that must be taken with respect to any such Product Patents in the relevant patent office). If Dynavax so elects, TriSalus shall permit Dynavax, at Dynavax’s discretion and sole expense, to continue prosecution or maintenance of such abandoned Product Patents.

(ii)For the purpose of clarity, effective as of the Closing, TriSalus shall have the right to use any Purchased Asset directly or indirectly to seek Patents on any invention that relates to SD-101, the Compound, or the Product, including compositions, formulations, methods of treatment, combinations, or use with devices that arise from TriSalus’ activities pursuant to this Agreement, and the Parties hereby acknowledge TriSalus’ sole ownership in same. Inventorship and ownership of any such Patent shall be determined in accordance with United States patent laws.

1.4Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by TriSalus (whether itself or through an Affiliate) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Dynavax, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any non-U.S. equivalent thereof. The Parties further agree that, if a bankruptcy proceeding is commenced by or against TriSalus under the U.S. Bankruptcy Code or other applicable Laws governing TriSalus, Dynavax will have the right to retain any and all rights licensed to it hereunder, to the maximum extent permitted by Law (such as under Sections 365(n)(1) and 365(n)(2) of the U.S. Bankruptcy Code or any non-U.S. equivalent thereof), and be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Dynavax’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Dynavax, unless TriSalus elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by TriSalus upon written request therefor by Dynavax.

1.5Rights of Reference.  TriSalus hereby grants to Dynavax a “Rights of Reference or Use” as that term is defined is 21 C.F.R. § 314.3(b) and any foreign equivalents (including to review, have access to, incorporate and use in any regulatory application or filing) (i) to all SD-101 Data and all other data or information that is filed or controlled by TriSalus with respect to SD-101 or the Product for purposes of Dynavax or its licensees or sublicensees developing, obtaining regulatory approval for, manufacturing and commercializing [**] or [**] and (ii) to all SD-101 Data and all other data or information that is filed or controlled by Dynavax as of the Closing Date with respect to SD-101 or the Product for purposes of Dynavax or its licensees or sublicensees developing, obtaining regulatory approval for, manufacturing and commercializing any other oligonucleotide compound or product that is not SD-101 (other than [**] and [**], which are addressed in clause (i) of this sentence).

1.6Excluded Liabilities.  Notwithstanding anything to the contrary contained herein, the Assumed Liabilities will not include, and in no event will TriSalus assume, be required to pay, perform, or discharge any Liabilities, including the Excluded Liabilities, other than the Assumed Liabilities.

1.7Assets Incapable of Transfer.  Notwithstanding anything herein to the contrary, this Agreement will not constitute an assignment or transfer of, an attempted assignment or transfer of, or an agreement to effect an assignment or transfer of Purchased Assets that are not assignable or transferable without the consent of another Person (and such consent has not been obtained prior to Closing) (the “Non-transferable Assets”), if such assignment or transfer, attempted assignment or transfer, or agreement would constitute a breach of any Contract to which Dynavax is a party in the absence of such consent. For a period of [**] following the Closing Date, Dynavax, will use commercially reasonable efforts to obtain the consent of such other Person to the assignment or transfer of any such Non-transferable Asset to TriSalus in all cases in which such consent is or may be required for such assignment or transfer. TriSalus will reasonably cooperate with Dynavax in its efforts to obtain such consents. To the extent any such consent cannot be obtained, Dynavax will use commercially reasonable efforts to provide an alternate reasonable arrangement reasonably satisfactory to TriSalus designed to provide to TriSalus the economic benefits intended to be assigned or transferred to TriSalus under the relevant Non-transferable Asset; provided, however, that Dynavax shall not be required to (i) undertake any work or take any action that would constitute a breach of any Contracts, (ii) modify any of its rights under any Assumed Contracts in a manner adverse to Dynavax, or (iii) incur any Liability, cost or out-of-pocket expense in connection therewith that is not paid by TriSalus; provided, further, that such benefits shall be calculated net of documented out-of-pocket additional costs in connection therewith (including Taxes). Without limiting the generality of the foregoing, the beneficial interest in and to the Purchased Assets, to the fullest extent permitted by the relevant Contract or Permit and applicable Law, will pass to TriSalus.

1.8Retained Assets.

(a)TriSalus acknowledges that Dynavax and its Affiliates may (but are not obligated to) retain certain Contracts (other than Assumed Contracts) that may provide Dynavax or a Dynavax Affiliate with rights relating to the Product Operations (“Dynavax Retained Rights”).  For a period of [**] after the Closing, as reasonably requested by TriSalus in writing, Dynavax and its Affiliates shall use their reasonable efforts to enforce or exercise, or give TriSalus the right to enforce or exercise, the Dynavax Retained Rights with respect to third party confidentiality or trade secret obligations, obligations to assign to Dynavax or its Affiliates Intellectual Property Rights that would be Product IP or third party rights or obligations relating to the publication of clinical trial or other data relating to Product Assets for the benefit of TriSalus.  TriSalus shall reimburse Dynavax for its reasonable out-of-pocket costs incurred pursuant to this Section 1.8). For the avoidance of doubt, nothing in this Section 1.8(a) shall change the scope of Excluded Assets.

(b)Nothing in this Section 1.8 shall require Dynavax to preserve or retain any right of, benefits to, or value of, any Excluded Assets after the Closing, and no failure to preserve or retain such right of, benefits to, or value of, any such Excluded Assets shall constitute a breach for all purposes of this Agreement.

1.9Freedom to Operate.  In the event that the manufacture, use, sale, offer for sale, import or Commercialization of SD-101 or any Compound or Product by TriSalus or any Product Sublicensee would infringe any Non-Assert Patent, Dynavax hereby covenants to TriSalus that Dynavax will not, and will cause its Affiliates not to, assert or enforce such Non-Assert Patent against TriSalus or any Product Sublicensee solely with respect to the making, having made, use, having used, sale, having sold, offering for sale, importing or otherwise Commercializing of SD-101 or any Compound or Product.

ARTICLE 2

CONSIDERATION

2.1Consideration.  In consideration for the purchase and sale of the Purchased Assets, subject to the terms and conditions set forth herein, TriSalus shall pay the Consideration. The “Consideration” means the sum of (i) the Up-Front Payment, (ii) the Additional Payment, (iii) the Milestone Payments, (iv) the Royalty Payments and (v) the Assumed Liabilities; provided, in the case of clauses (iii) and (iv), such payments shall be made only to the extent they are payable pursuant to the terms of this Agreement.

2.2Up-Front Payment and Additional Payment.

(a)At Closing, TriSalus will pay to Dynavax the Up-Front Payment by wire transfer of immediately available funds to an account certified in writing by Dynavax at least three (3) Business Days prior to the Closing.

(b)On the Additional Payment Date, TriSalus will pay to Dynavax the Additional Payment by wire transfer of immediately available funds to the account certified in writing by Dynavax pursuant to Section 2.2(a) or to such other account certified in writing by Dynavax at least three (3) Business Days prior to the Additional Payment Date. The Additional Payment is due and payable regardless of any event following the Closing, including any force majeure event, any breach of any representation or warranty of Dynavax, or the existence of any claim for indemnity against Dynavax and is not subject to any holdback or setoff or offset of any kind.

2.3Milestone Consideration.

(a)Development Milestone Payments.  TriSalus shall pay (or cause to be paid) to Dynavax, in accordance with and subject to the terms of this Section 2.3, Section 2.4 and Section 6.4 (each such milestone, a “Development Milestone”, and each payment in respect thereof, a “Development Milestone Payment”):

(i)Upon the successful completion by a Milestone Obligor after the Closing of a [**] study with respect to a Product using PEDD, a payment of [**] US Dollars ($[**]), with such Development Milestone Payment being payable only once (for purposes of the foregoing, successful completion means completion of such study in accordance with the plan for such study);

(ii)For the first patient Dosed by a Milestone Obligor in each Phase 1 Clinical Trial for a Product for each Indication, a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments, regardless of how many Indications are pursued for a Product or how many Products are in development by Milestone Obligor;

(iii)For the first patient Dosed by a Milestone Obligor in each Phase 2 Clinical Trial for a Product for each Indication, a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments regardless of how many Indications are pursued for a Product or how many Products are in development by Milestone Obligor;

(iv)For each Phase 2 Clinical Trial for a Product for each Indication conducted by or on behalf of a Milestone Obligor meeting the primary endpoint for such Phase 2 Clinical Trial based on full tables, figures and listings or continued development of such Product for the same Indication as such Phase 2 Clinical Trial, a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments, regardless of how many Indications are pursued for a Product or how many Products are in development by Milestone Obligor;

(v)For each Phase 3 Clinical Trial for a Product for each Indication conducted by or on behalf of a Milestone Obligor meeting the primary endpoint for such Phase 3 Clinical Trial based on full tables, figures and listings or continued development of such Product for the same Indication as such Phase 3 Clinical Trial, a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments, regardless of how many Indications are pursued for a Product or how many Products are in development by Milestone Obligor;

(vi)Upon receipt by a Milestone Obligor of each Regulatory Approval for any Product for any Indication in the U.S., a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments, regardless of how many Indications are pursued for a Product or how many Products achieve Regulatory Approval;

(vii)Upon receipt by a Milestone Obligor for each Regulatory Approval of any Product for any Indication in any country or region outside the U.S., a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments, regardless of how many Indications are pursued for a Product or how many Products achieve Regulatory Approval;

(viii)Upon receipt by a Milestone Obligor for each Regulatory Approval for a Product with Orphan Drug Exclusivity for each Indication of a Product in the U.S., a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments (which, for clarity, shall be payable in addition to the Development Milestone payable under Section 2.3(a)(vi) for receipt of such Regulatory Approval), regardless of how many Indications are pursued for a Product or how many Products achieve Regulatory Approval; and

(ix)Upon receipt by a Milestone Obligor for each Regulatory Approval for a Product with Orphan Drug Exclusivity for each Indication of a Product in any country or region outside the U.S., a payment of [**] US Dollars ($[**]), up to a maximum of [**] such payments (which, for clarity, shall be payable in addition to the Development Milestone payable under Section 2.3(a)(vii) for receipt of such Regulatory Approval), regardless of how many Indications are pursued for a Product or how many Products achieve Regulatory Approval.

(b)Commercial Milestone Payments.  TriSalus shall pay (or cause to be paid) to Dynavax, in accordance with and subject to the terms of this Section 2.3, Section 2.4 and Section 6.4 (each such milestone, a “Commercial Milestone”, and each payment in respect thereof, a “Commercial Milestone Payment”):

(i)Upon First Commercial Sale of a Product, whether in the U.S. or outside the U.S., a payment of [**] US Dollars ($[**]);

(ii)Upon the first occurrence of [**] US Dollars ($[**]) in Net Sales in a Fiscal Year, a payment of [**] US Dollars ($[**]);

(iii)Upon the first occurrence of [**] US Dollars ($[**]) in Net Sales in a Fiscal Year, a payment of [**] US Dollars ($[**]); and

(iv)Upon the first occurrence of [**] US Dollars ($[**]) in Net Sales in a Fiscal Year, a payment of [**] US Dollars ($[**]).

(v)Such Commercial Milestone Payments are payable only once regardless of how many Products are Commercialized.

2.4Payment of Milestone Payments. In no event shall TriSalus be obligated to pay more than (i) One Hundred Seventy Million US Dollars ($170,000,000) for Development Milestone Payments in the aggregate or (ii) Eighty Million US Dollars ($80,000,000) for Commercial Milestone Payments in the aggregate. TriSalus shall notify Dynavax of the achievement of a Milestone in Section 2.3(a) or Section 2.3(b) within [**] after the Milestone is achieved, and TriSalus shall remit payment of the applicable Milestone Payment to Dynavax within [**] after the Milestone is achieved. For the avoidance of doubt, the Milestone Payments in Section 2.3(a) and Section 2.3(b) above shall be subject to TriSalus’ set-off rights pursuant to Section 6.4 below, if applicable.

2.5Royalty Consideration.

(a)Royalty Rate.  Subject to the terms and conditions of this Agreement (including Section 6.4 below, if applicable), TriSalus shall make non-refundable, non-creditable royalty payments to Dynavax on the aggregate Net Sales of Products during each Fiscal Year during the Royalty Term (“Royalty Payments”) at the rates set forth below:

Net Sales during a given Fiscal Year	Royalty Rate
For the portion of aggregate Net Sales during a Fiscal Year up to and including US $1,000,000,000	10%
For the portion of aggregate Net Sales during a Fiscal Year greater than US $1,000,000,000	12%

(b)Royalty Term.  Royalty Payments shall be paid on a Product-by-Product and country-by-country basis commencing on the First Commercial Sale for such Product until the latest to occur of (i) expiration of the last-to-expire Valid Claim of the Product Patents that claims such Product (or Compound contained therein) or the manufacture or use thereof in the applicable country of sale, or (ii) ten (10) years after the First Commercial Sale for such Product in such country (the “Royalty Term” for such Product and country).

(c)Royalty Adjustment.  Royalty Payments due pursuant to this Section 2.5 are subject to adjustment on a country-by-country, Product-by-Product, and Fiscal Year-by-Fiscal Year basis as a result of the events set forth below:

(i)Royalty Adjustment for Third Party License Payments.  TriSalus shall be responsible for all payments owed to any Third Party for any Intellectual Property Rights licensed or acquired after the Closing that it determines are required to develop, make, have made, use, sell, offer for sale or import any Product anywhere in the world. If a Selling Entity licenses or acquires from a Third Party any such Patents or Patent rights, then TriSalus shall have the right to deduct [**] percent ([**]%) of the royalties (or milestone or lump sum payment made in lieu of royalties) paid to such Third Party on a country-by-country basis from the Royalty Payments payable to Dynavax with respect to such Product in such country, subject to the limitations in this Section 2.5. To the extent any such license or acquisition relates to Patents or Patent rights in multiple countries and the license fee or acquisition expense is not based on future Net Sales of Products, then TriSalus may allocate such amounts across such countries in its reasonable discretion. In the case of a Combination Product, where Net Sales is calculated in accordance with the provisions of the definition of “Net Sales” in Section 9.1, no adjustment shall be made with respect to payments made to a Third Party for any such Patent or Patent rights that relate to the other active compound or ingredient or delivery device in the Combination Product but not the Compound.

(ii)Royalty Adjustment for No Valid Claims. If, in a particular Fiscal Year during the Royalty Term (x) with respect to a Product in [**], (A) there is no Valid Claim of the Product Patents or any Patents of TriSalus or any other Milestone Obligor, in any case that claims such Product (or Compound contained therein) or use thereof in the applicable country of sale and (B) any Third Party (excluding any Selling Entity) is selling in such country a generic product under an approval of a Governmental or Regulatory Authority granted to a Third Party (excluding any Selling Entity) where such generic product contains an active ingredient of a Product and such approval was granted in an abbreviated procedure in reliance on a prior approval for a Product by a Governmental or Regulatory Authority or (y) with respect to a Product anywhere in the world other than in [**], any Third Party (excluding any Selling Entity) is selling in such country a generic product for the same Indication as a Product where such generic product contains an active ingredient of a Product and such generic product is being marketed or sold in such country without violating applicable Law of such country, then the Royalty Payments payable to Dynavax on the sales of such Product in such country in such Fiscal Year shall be reduced by [**] percent ([**]%), subject to the limitations in this Section 2.5.

(iii)Royalty Floor.  In no event shall the cumulative reduction to the Royalty Payments owed to Dynavax under Section 2.5(a) with respect to a given Product in a given country exceed [**] percent ([**]%) of the amounts originally owed without any such reductions. For clarity, nothing in this Section 2.5(c)(iii) shall limit TriSalus’ set-off rights under Section 6.4 below.

(d)Payment; Reports.  Within [**] after the end of each Fiscal Year, commencing with the First Commercial Sale of any Product, TriSalus shall (A) provide Dynavax with a report that contains the following information for the applicable Fiscal Year, on a Product-by-Product and country-by-country basis: (1) the gross sales of Products and Net Sales (including gross-to-net calculation); (2) a calculation of the Royalty Payment due on Net Sales; and (3) the exchange rates used and (B) remit the applicable Royalty Payment to Dynavax together with such report. All such reports (and any additional information provided under Sections 2.5(f) and 2.5(g)) shall be deemed the Confidential Information of TriSalus, subject to protection in accordance with Section 6.4 below.

(e)Exchange Rate; Manner and Place of Payment.  All payments hereunder shall be payable in US Dollars. When conversion of payments from any currency other than US Dollars is required, such conversion shall be at the exchange rate published by The Wall Street Journal, Eastern U.S. Edition, on the last day of the Fiscal Year in which the applicable sales were made. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Dynavax, unless otherwise specified in writing by Dynavax.

(f)Financial Records and Audit.  TriSalus shall (and shall require that its Affiliates and Product Sublicensees) maintain complete and accurate records in sufficient detail to permit Dynavax to confirm the accuracy of any Royalty Payments due pursuant to Section 2.5(a) (including any adjustments) and to verify the achievement of the Milestones in Section 2.3 above. Upon at least thirty (30) days’ prior notice, such records shall be open for examination, during regular business hours and at the relevant entity’s principal place of business, for a period of [**] ([**]) Fiscal Years from the end of the Fiscal Year to which such records pertain, and not more often than once each Fiscal Year, by an independent certified public accountant (other than the Auditor) selected by Dynavax and reasonably acceptable to TriSalus, for the sole purpose of verifying for Dynavax the accuracy of the financial reports furnished by TriSalus under this Agreement or of any such Royalty Payment or Milestone Payment made, or required to be made, by TriSalus to Dynavax pursuant to this Agreement. The independent certified public accountant shall disclose to Dynavax only whether the audited reports are correct or incorrect and the specific details sufficient to enable determination of the actual Royalty Payment or Milestone Payment payable in accordance with this Agreement and any discrepancies between such amounts and the amounts of Royalty Payments or Milestone Payments made. No other information shall be provided to Dynavax. No record may be audited more than once. Dynavax shall bear the full cost of such audit unless such audit reveals an underpayment by TriSalus of more than [**] percent ([**]%) of the amount actually due for any Fiscal Year being audited, in which case TriSalus shall reimburse Dynavax for the reasonable costs for such audit. TriSalus shall pay to Dynavax any underpayment discovered by such audit within [**] after the accountant’s report, plus interest from the original due date, unless disputed by TriSalus in good faith, in which case Section 2.5(g) will apply. If the audit reveals an overpayment by TriSalus, then Dynavax shall pay TriSalus such overpayment within [**] after the accountant’s report, provided that, if the amount of the overpayment is greater than $[**], Dynavax may, at its option, pay TriSalus the amount of such overpayment within [**] after the accountant’s report.

(g)Audit Dispute.  If TriSalus disputes the results of any audit conducted pursuant to Section 2.5(f), the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to the Auditor. The decision of the Auditor shall be final and the costs of such procedure as well as the initial audit shall be borne by the Party whose proposed determination of all disputed items submitted to the Auditor, in the aggregate, yields the larger discrepancy to that of the Auditor’s final determination of such disputed items. If the Auditor determines that there has been an underpayment by TriSalus, TriSalus shall pay to Dynavax the underpayment within [**] after the Auditor’s decision, plus interest (as set forth in Section 2.5(f)) from the original due date. If the Auditor determines that there has been an overpayment by TriSalus, then Dynavax shall pay TriSalus such overpayment within [**] after the accountant’s report, provided that, if the amount of the overpayment is greater than $[**], Dynavax may, at its option, pay TriSalus the amount of such overpayment within [**] after the accountant’s report.

(h)Royalty Assignment.  Notwithstanding anything to the contrary in Section 8.6, Dynavax may assign its right to receive the Milestone Payments and/or Royalty Payments under Sections 2.3(a) and 2.5(a), respectively, to any Third Party; provided, however, that any such Third Party to whom any such rights are assigned shall not have any audit, information or inspection rights under Sections 2.5(f) and 2.5(g). Dynavax may share any information Dynavax obtains through such rights with such Third Party; provided that prior to sharing any such information, the Third Party agrees to a customary confidentiality agreement with TriSalus obligating the Third Party to retain all such information in confidence and limiting the Third Party’s use of the information to confirming the accuracy of any Royalty Payments due pursuant to Section 2.5(a) (including any adjustments) and to verify the achievement of the Milestones in Section 2.3 above.

2.6Withholding. TriSalus, Dynavax, and their agents (as applicable) shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement (other than the Up-Front Payment and the Additional Payment) such amounts as such Person is required to deduct or withhold therefrom under any applicable Laws and shall pay the amounts withheld to the appropriate Governmental or Regulatory Authority. At least [**] prior to withholding any amount, the applicable withholding agent shall provide written notice to the Person to whom such amounts would otherwise have been paid (the “Recipient”), together with reasonably sufficient details regarding the nature of the relevant withholding Tax. If any reduction of or exemption from such Tax is available, the withholding agent shall cooperate with the Recipient to the extent commercially reasonable to obtain any such reduction or exemption. Each Party agrees to provide the other with reasonably requested assistance to enable the due deduction by the paying Party and appropriate recovery by the other Party, which assistance includes, but is not limited to, provision of any Tax forms and other information that may be reasonably necessary in order for the paying Party not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income Tax treaty. To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental or Regulatory Authority, TriSalus will: (a) deduct those Taxes from the remittable payment owed to Dynavax and (b) send evidence of the obligation together with proof of Tax payment to Dynavax on a reasonable and timely basis following such payment. Such amounts shall be treated for all purposes under this Agreement as having been paid to the Recipient. Notwithstanding the foregoing, if TriSalus takes any action, including any assignment or transfer of some or all of its rights and obligations under this Agreement to any Person, and if, as a result of such action, the withholding or deduction of Tax is required by (or is increased under) applicable Laws with respect to payments under this Agreement then any amount payable under this Agreement shall be increased to take into account such withheld Taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts) Dynavax receives an amount equal to the sum it would have received had no such withholding been made. As promptly as possible after the date a withholding agent delivers any applicable withholding Taxes to the appropriate Governmental or Regulatory Authority, the withholding agent shall provide the Recipient with certified copies of Tax receipts evidencing such payment or other evidence of such payments reasonably satisfactory to such Recipient.

2.7Post-Closing Operations.

(a)Commencing upon the Closing, TriSalus shall use Diligent Efforts to cause each Milestone to be achieved, and the full amount of each Milestone Payment paid, as soon as possible. It is understood and agreed that the grant of a license or right or other delegation of responsibility will not relieve TriSalus of its obligations under this Section 2.7; provided that for purposes of this Section 2.7, the activities of the Milestone Obligors shall be attributed to TriSalus for the purposes of determining TriSalus’ satisfaction of its obligations pursuant to this Section 2.7. Without limiting the foregoing, TriSalus shall (or cause the applicable Milestone Obligor(s) to), but only to the extent that any such action would be consistent with Diligent Efforts:

(i)maintain the SD-101 IND, [**] and any other INDs for each clinical trial for a Product to the extent required under applicable Law in connection with any Clinical Trials that are still ongoing; provided, in each case, that, prior to Closing, Dynavax provides TriSalus with a schedule of such filings and when such filings are due for the next five years;

(ii)file any appropriate amendments or updates to the SD-101 IND, [**] and any other INDs for a Product as necessary to complete any such ongoing Clinical Trials;

(iii)comply with all reporting and other regulatory requirements applicable to the sponsor of the SD-101 IND and each other IND for each such ongoing Clinical Trials;

(iv)conduct any such ongoing Clinical Trials and all other clinical trials with respect to any Product in compliance with all applicable national, supranational, state and local laws and regulations pertaining to investigational drugs, including the FDCA, and current good clinical practices as set forth in 21 C.F.R. Parts 50, 54, 56, 312 and

314, as interpreted by relevant guidelines of the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use; in each case, as amended from time to time; and

(v)use Diligent Efforts to conduct each of the clinical trials contemplated in Section 2.3.

TriSalus’ obligations to use Diligent Efforts pursuant to this Section 2.7(a) shall not be deemed to require TriSalus to Develop or Commercialize a Product in any territory other than [**]. For the avoidance of doubt, TriSalus shall have the right to close [**] without breaching this Section 2.7(a).

(b)TriSalus shall, and shall cause each Milestone Obligor to, keep reasonable documentation substantiating all efforts to achieve the Milestones (the “Milestone Information”). TriSalus shall make such Milestone Information open to inspection by Dynavax for the purpose of determining the status of attainment of the Milestones. TriSalus shall assist Dynavax and its representatives in conducting such audit, at the sole expense of Dynavax (but without charge for any expenses incurred by TriSalus or any applicable Milestone Obligor), and shall make such documents available for inspection and copying, shall make TriSalus’ personnel available for interviews, and shall make TriSalus’ facilities available for inspection as may be reasonably necessary to allow Dynavax and its representatives to perform the audit. Any such audit shall be conducted during normal business hours after reasonable advance notice and subject to reasonable confidentiality provisions provided that such audit shall not occur more than one time during any period of [**]. If, following such audit, it is determined pursuant to the terms of this Agreement that a Milestone was achieved but not disclosed to Dynavax pursuant to Section 2.4, then TriSalus shall be responsible for all out-of-pocket costs incurred by Dynavax in connection with such audit.

(c)For so long as the Milestone Payments may become payable, (i) during the period commencing on the date that is [**] following the Closing Date, TriSalus shall provide, on a semi-annual basis (i.e. ), a written report to Dynavax in reasonable detail regarding the status of efforts to achieve the Milestones (each such report, an “Update Report”); and (ii) TriSalus shall notify Dynavax within [**] after the date on which any Milestone Payment becomes payable. Within [**] after delivery of an Update Report, if Dynavax requests a meeting with representatives of TriSalus to discuss such report, TriSalus shall make available for such a meeting at least one officer with operating responsibility for the activities of TriSalus related to the achievement of the Milestones. In addition, for a period of [**] following Dynavax’s receipt of an Update Report, TriSalus shall make available a qualified, designated employee with appropriate expertise to respond telephonically or electronically to reasonable and relevant questions posed by Dynavax concerning such Update Report. Provided that TriSalus has made available to Dynavax at the requested meeting those employees of TriSalus as Dynavax may have reasonably requested, Dynavax may not request more than one such meeting for any Update Report. Notwithstanding anything herein to the contrary, such Update Report will not include any patient or clinical trial subject-specific health information or personally-identifiable data.

(d)All information contained in any Update Report, or conveyed to Dynavax in any meeting or other communication regarding an Update Report, shall be deemed Confidential Information of TriSalus pursuant to Section 5.3(b)(i)(B).

(e)TriSalus shall not transfer, sell, license, convey or dispose of the Product IP to any Milestone Obligor, and TriSalus shall cause each Milestone Obligor not to transfer, sell, license, convey or dispose of the Product IP or rights in and to the Product IP, unless the transferee or assignee of the Product IP or rights in and to the Product IP expressly agrees to be bound by the obligations in this Section 2.7. TriSalus shall in all cases remain primarily responsible for the obligations in this Section 2.7 including, without limitation, (i) the obligation to use Diligent Efforts to cause each Milestone to be achieved in accordance with Section 2.7(a) and (ii) payment of the Milestone Payments. Any transferee of the Product IP or rights in and to the Product IP (whole or partial) pursuant to this Section 2.7(e) shall be deemed a Milestone Obligor hereunder.

(f)If the Milestone Obligors, taken as a whole, shall no longer engage in the activities required to achieve the Milestones, then TriSalus shall send written notice thereof to Dynavax together with a detailed explanation for such cessation of activities. TriSalus’ satisfaction of its obligations pursuant to the preceding sentence shall not relieve TriSalus of any of its obligations under this Agreement including, without limitation, (i) the obligation to use Diligent Efforts to cause each Milestone to be achieved in accordance with Section 2.7(a) and (ii) payment of the Milestone Payments.

(g)If Dynavax in good faith believes that TriSalus (either directly or through a Milestone Obligor) is breaching its obligations under this Section 2.7, then Dynavax may provide TriSalus with written notice thereof and provide reasonable detail regarding such alleged breaches. If such notice is properly given, TriSalus shall designate representatives, including at least one officer with operating responsibility for the applicable Product with appropriate expertise, to meet with Dynavax within [**] from the date of such notice to address in good faith Dynavax’s belief of such breach of one or more obligations under Section 2.7. TriSalus shall work together with Dynavax to schedule an in-person meeting, if reasonably feasible, at a mutually acceptable location or will schedule one or more conference calls to address the asserted breach of obligations, and TriSalus and Dynavax shall endeavor in good faith to resolve any dispute.

(h)If the Parties do not reach agreement resolving the dispute in accordance with Section 2.7(g), then, within thirty (30) days after the Parties have determined that they cannot reach agreement in resolving the dispute in accordance with Section 2.7(g), either Dynavax or TriSalus may refer the matter for arbitration to a disinterested individual without any conflict of interest who is not affiliated with TriSalus or Dynavax and who has appropriate scientific, technical, product development, regulatory or commercial expertise to resolve any disputes referred to him or her under this Agreement (a “Scientific Expert”) who is mutually agreed by TriSalus and Dynavax; provided that such Scientific Expert shall not be or have been at any time within the previous three years an Affiliate, employee, consultant, officer or director of TriSalus or Dynavax or any of their respective Affiliates. If TriSalus and Dynavax cannot agree on a mutually acceptable Scientific Expert within thirty (30) calendar days after the Parties have determined that they cannot reach agreement, then within five (5) Business Days after the expiration of such thirty (30) calendar day period, each of TriSalus and Dynavax shall appoint one Scientific Expert who shall jointly select a third Scientific Expert within five (5) Business Days after the last to occur of their respective appointments to arbitrate the referred matter. The Scientific Expert mutually agreed by the Parties or, if the Parties cannot agree, the third Scientific Expert selected by the party-appointed Scientific Experts is referred to as the “Selected Expert”. TriSalus and Dynavax shall instruct the Selected Expert (i) to determine whether any Milestone or a breach of any of the covenants in this Section 2.7 has occurred and (ii) to make such determination no later than the date that is sixty (60) calendar days following the selection of such Selected Expert in accordance with this Section 2.7(h). The dispute shall be resolved by submission of documents unless the Selected Expert determines that an oral hearing is necessary. The Selected Expert shall, within the ten (10) Business Days of appointment, determine what shall be conclusively deemed to be fair and appropriate deadlines for submitting documents and dates, if any, of oral hearings. The Parties shall cooperate with all reasonable requests of the arbitrators for such documents or information as they may require in support of their determination, and provide responses to all reasonable questions or interrogatories in connection therewith. Each of TriSalus and Dynavax shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Expert shall be equally shared between TriSalus and Dynavax. Such fees, costs and expenses to be borne by either Party pursuant to this Section 2.7 shall be paid or reimbursed by such Party as provided in this Section 2.7. Any decision rendered by the Selected Expert shall be final and binding upon the Parties. All proceedings conducted by the Selected Expert shall take place in New York, NY.

ARTICLE 3

CLOSING

3.1Closing.  The consummation of the Transactions (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the date hereof, unless another time or place is mutually agreed upon in writing by TriSalus and Dynavax. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

3.2Deliveries at Closing.

(a)Deliveries of Dynavax.  On or before Closing, Dynavax shall deliver or caused to be delivered to TriSalus the following:

(i)a duly executed counterpart of the Assignment and Assumption Agreement;

(ii)a duly executed counterpart of the Patent Assignment Agreement;

(iii)a duly executed counterpart of the Bill of Sale;

(iv)a duly executed copy of the FDA Transfer Letter;

(v)a duly executed and valid IRS Form W-9 from Dynavax;

(vi)duly executed counterparts of all approvals, consents and waivers that are listed on Section 4.1(c) of the Disclosure Schedules, except to the extent waived by TriSalus; and

(vii)a letter, in form and substance reasonably satisfactory to TriSalus, which will provide for the release of all Liens (other than Permitted Liens) on the Purchased Assets and the filing of all documents necessary or desirable to effectuate, or reflect in public record, such release effective on or prior to the Closing, including, without limitation an amended UCC-1 filing which excludes the Purchased Assets from the scope of such Liens.

(b)Deliveries by TriSalus.  On or before Closing, TriSalus shall deliver or caused to be delivered to Dynavax the following:

(i)the Up-Front Payment;

(ii)a duly executed counterpart of the Assignment and Assumption Agreement;

(iii)a duly executed counterpart of the Patent Assignment Agreement;

(iv)a duly executed counterpart of the Bill of Sale; and

(v)a duly executed copy of the FDA Transfer Letter.

3.3Possession.  Dynavax shall (i) place TriSalus in actual possession and operating control of all Purchased Assets that are tangible assets and all Patent Documents, including the complete original (if in Dynavax’s possession) or complete copies of Assumed Contracts, the Regulatory Documentation and the Patent Documents; (ii) deliver to TriSalus such instruments as are necessary or desirable to document and to transfer title to all intangible Purchased Assets from Dynavax to TriSalus; and (iii) deliver possession of all remaining Purchased Assets or Patent Documents to TriSalus, in each case pursuant to Section 3.3 of the Disclosure Schedules and in any event, unless as otherwise agreed by the Parties, at Closing or as soon as reasonably practicable following the Closing. Without limiting Dynavax’s obligations under this Section 3.3, to the extent that Dynavax does not grant possession of any Purchased Assets or Patent Document to TriSalus at the Closing, (A) any such Purchased Asset or Patent Document shall be held by Dynavax for and on behalf of TriSalus until such time as TriSalus or its designee is granted possession thereof. Section 3.3 of the Disclosure Schedules lists each Purchased Asset and Patent Document that is held in possession by a Person other than Dynavax and the identity of each Person and the location at which such Purchased Asset or Patent Document is held (each, an “Off-Site Asset”). Dynavax shall, at the Closing, deliver to TriSalus such instruments as are necessary to grant TriSalus the right to access such Off-Site Assets and obtain possession thereof from such Person and to document and to transfer title to such Off-Site Asset from Dynavax to TriSalus, in each case with [**]% of the out-of-pocket expense therefor borne by TriSalus and the remaining [**]% borne by Dynavax.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1Representations and Warranties of Dynavax.  Dynavax represents and warrants to TriSalus the following, subject to the disclosures and exceptions specifically set forth in the correspondingly numbered Disclosure Schedules delivered by Dynavax to TriSalus on the date hereof (the “Disclosure Schedules”), which disclosures and exceptions in any subsection shall qualify the corresponding subsection in this Section 4.1 and the other subsections contained in this Section 4.1 to the extent that it is reasonably apparent on the face of such disclosure that it also qualifies or applies to such other subsections:

(a)Organization and Existence.  Dynavax is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Dynavax has the requisite corporate power and authority to own, use and operate the Product Assets and to conduct the Product Operations as currently conducted. Dynavax is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the ownership of the Product Assets or the conduct of the Product Operations requires such qualification or license, except for those jurisdictions where the failure to be so qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Product Assets or the Assumed Liabilities, taken as a whole, or SD-101.

(b)Authority and Approval.  Dynavax has all requisite power and authority to enter into this Agreement, the Related Agreements and the other agreements, instruments and documents to be executed and delivered in connection herewith and therewith to which Dynavax is (or becomes) a party, and to consummate the Transactions. The execution and delivery of this Agreement and the Related Agreements to which Dynavax is a party, and the consummation of the Transactions by Dynavax, have been duly authorized by all necessary corporate and stockholder action, if required, and no further corporate or stockholder action is required on the part of Dynavax to authorize this Agreement or any other Related Agreements to which Dynavax is a party or the Transactions. This Agreement has been duly executed and delivered by Dynavax and the Related Agreements will be duly executed and delivered by Dynavax, and, assuming the due execution and delivery of this Agreement by TriSalus and of the Related Agreements by the counterparties thereto, this Agreement constitutes, and the Related Agreements when so executed and delivered will each constitute, a valid and legally binding obligation of Dynavax, enforceable against it in accordance with their respective terms, except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a Proceeding in equity or at Law) (the “Enforceability Exception”).

(c)No Conflict.  The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Transactions will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to, any payment obligation, or a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”)

(i) any provision of Dynavax’s Organizational Documents, (ii) any Assumed Contract, or (iii) any material Law or material Order applicable to the Product Assets, SD-101 or any Product or the Clinical Trials. The execution and delivery of this Agreement and the Related Agreements does not, and the consummation of the Transactions will not result in the creation or imposition of any Lien other than Permitted Liens on the Product Assets. Section 4.1(c) of the Disclosure Schedules sets forth all necessary notices, consents, waivers and approvals of parties to any Assumed Contracts that are required thereunder in connection with the Transactions, or for any such Assumed Contract to remain in full force and effect without limitation, modification or alteration after the Closing so as to preserve all rights of, and benefits to, TriSalus under such Assumed Contracts from and after the Closing, other than any limitation, modification or alteration by TriSalus. Following the Closing, TriSalus will be permitted to exercise all of its rights under the Assumed Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Dynavax would otherwise be required to pay pursuant to the terms of such Assumed Contracts had the Transactions not occurred.

(d)Governmental Approvals and Filing.  No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any Third Party, including a party to any Assumed Contract (so as not to trigger any Conflict), is required by, or with respect to, Dynavax in connection with the execution and delivery of this Agreement, the Related Agreements or any other agreement to which Dynavax is a party or the consummation of the Transactions, except for (i) the FDA Transfer Letter and (ii) filings under applicable securities laws or rules of the applicable stock exchange.

(e)Taxes.

(i)All material Tax Returns required to be filed by Dynavax or its Affiliates with respect to the Product Operations or the Product Assets have been filed and such Tax Returns are true and correct in all material respects. All material Taxes due and owing by Dynavax (whether or not shown on a Tax Return) attributable to the Product Operations or the Product Assets have been paid. Dynavax has withheld all material Taxes required to be withheld in respect of payments to any Third Party to the extent related to the Product Operations or the Product Assets, and remitted all such withheld Taxes to the appropriate Governmental or Regulatory Authority.

(ii)There are no Liens for unpaid Taxes on the Product Assets (other than Liens for Taxes not yet due and delinquent). There is no Tax Contest pending or, to the Knowledge of Dynavax, threatened, that relate to the Product Operations or the Product Assets.

(iii)Dynavax has not received any written notice from any Governmental or Regulatory Authority of any Tax deficiency, Tax examination, or other Tax proceeding that relates to Taxes attributable to the Product Operations or the Product Assets, which deficiency, examination or proceeding has not been resolved in full. Dynavax has not waived any statute of limitations in respect of Taxes attributable to the Product Operations or the Product Assets, which waiver is currently in effect.

(iv)This Section 4.1(e) contains the sole and exclusive representations and warranties of Dynavax with respect to any Tax matters, and any claim for breach of representation with respect to Taxes shall be based solely on the representations made in such sections and shall not be based on the representations set forth in any other provision of this Agreement. Nothing in this Section 4.1(e) or elsewhere in this Agreement shall be construed as a representation or warranty with respect to any Taxes attributable to any taxable period (or portion thereof) beginning after the Closing Date.

(f)Title.  Dynavax has good and valid title to all Owned Product IP and all tangible Purchased Assets, free and clear of all Liens, except for Permitted Liens. At Closing TriSalus will acquire good, valid title to the tangible Purchased Assets free and clear of all Liens, except for Permitted Liens.

(g)Compliance with Laws.

(i)Dynavax is in compliance in all material respects with all Laws and Orders applicable to the Product Operations or the Product Assets; and

(ii)During the three (3) years prior to the date of this Agreement, Dynavax has received no written notification or communication from any Governmental or Regulatory Authority (A) asserting that Dynavax is not in compliance with any Law or Order with respect to the Product Assets or (B)  threatening to revoke or suspend any Transferred Permit owned or held by Dynavax relating to the Product Assets and the development, manufacturing and commercialization of SD-101, including the conduct of the Clinical Trials.

(h)Permits.  Section 4.1(h) of the Disclosure Schedules contains a complete list, as of the date of this Agreement, of all Permits that constitute Product Assets (the “Transferred Permits”). Dynavax possesses all such Transferred Permits, and each such Transferred Permit is validly and presently in effect (and the continuing validity and effectiveness of such Transferred Permit will not be affected by the consummation of the Closing), and Dynavax is not in default (with or without notice or lapse of time, or both) under any Transferred Permit in any material respect. As of the date of this Agreement, there are no Actions pending, nor to the Knowledge of Dynavax, threatened, that seek the revocation, cancellation, suspension, failure to renew or materially adverse modification of any such Transferred Permit. Since the Look-Back Date, all required filings with respect to each such Transferred Permit have been timely made and all required applications for renewal thereof have been timely filed.

(i)Material Contracts.

(i)Section 4.1(i)(i) of the Disclosure Schedules sets forth a true and accurate list of each Contract (other than each purchase order issued by Dynavax to a Third Party that is ancillary to another written Contract with the same Third Party and that does not constitute an Assumed Liability) in effect as of the date of this Agreement to which Dynavax is a party or by which any of the Product Assets is bound in the following categories (the “Material Contracts”):

(A)any Contract establishing a joint venture or collaboration, co-promotion or like arrangement, or involving a sharing with another Person of profits, losses, costs, royalties, milestone payments or Liabilities of Dynavax relating to the Product Assets or the development, manufacture or commercialization of SD-101, including the conduct of any Clinical Trials;

(B)any Contract containing covenants prohibiting or limiting the right to compete or engage in any aspect of the Product Operations or prohibiting or restricting Dynavax’s ability to conduct the Product Operations with any Person or in any geographical area;

(C)any Contract granting most favored nation or exclusive rights relating to SD-101 to any other Person;

(D)any Contract pursuant to which Dynavax has obtained or granted rights under any Intellectual Property Rights included in the Product Assets (or that would have been included in the Product Assets but for such Contract), including any covenant not to enforce or assert, including any existing license agreement relating to SD-101 or the Product Operations and each other Contract under which Dynavax is a licensor or licensee of any Intellectual Property Rights relating to SD-101 or the Product Operations other than any of the following entered into in the Ordinary Course of Business and, for the avoidance of doubt, in each case that are not Assumed Contracts and are deemed Excluded Liabilities: (i) Nondisclosure Agreements, (ii) services agreements containing non-exclusive licenses or other incidental non-exclusive rights to Intellectual Property Rights included in the Product Assets for the sole purpose of a service provider performing services for or on behalf of Dynavax, (iii) agreements with clinical investigators and clinical sites for the conduct of a clinical study, which study is complete or substantially complete at the relevant clinical sites as of the date of this Agreement, (iv) licenses to commercially available software or cloud or software as a service agreements, and (v) assignment agreements with employees, including but not limited to, proprietary information and invention assignment agreements with employees;

(E)any Contract under which Dynavax pays or receives royalty payments relating to SD-101 or any other Product IP;

(F)any Contract relating to the creation of Liens on any Product Assets or the guarantee of the payment of Liabilities or performance of obligations of any other Person by Dynavax relating to SD-101 or any Purchased Assets;

(G)any Contract entered into by Dynavax or any of its Affiliates in settlement of any Proceeding or other dispute relating to the Product Assets or the Product Operations, including the conduct of any Clinical Trials;

(H)any Contract that limits Dynavax’s ability to make generally available any versions of SD-101, Compounds or other Products developed by or for Dynavax;

(I)any Contract for the research or development of SD-101, including Contracts with contract research organizations and other pre-clinical and clinical service providers relating to ongoing or planned pre-clinical and clinical trials of SD-101 (including the Clinical Trials) other than any of the following entered into in the Ordinary Course of Business and, for the avoidance of doubt, in each case that are not Assumed Contracts and are deemed Excluded Liabilities: (i) standalone indemnity arrangements with clinical trial sites or clinical trial investigators, (ii) powers of attorney, letters of delegation, declarations and similar instruments executed by Dynavax in connection with the regulatory and ethics committee submissions and data processing activities for phase 2 and 3 clinical studies outside of the United States (other than local representative agreements and legal representative agreements or similar arrangements for local representation entered into with a contract research organization or similar service provider), (iii) Nondisclosure Agreements, (iv) licenses to commercially available software or cloud or software as a service agreements and (v) service agreements with quality assurance auditors, meeting planners, Third Parties providing meeting support services, and non-physician advisory board participants (i.e. nurse advisors);

(J)any Contract for the manufacture, supply, packaging, labeling, distribution, analytical testing or storage of the active pharmaceutical ingredients and other raw materials for SD-101, and related quality agreements;

(K)any Contract for the ongoing or planned analytical testing or storage of biological specimens collected from subjects participating in clinical trials of SD-101;

(L)any Contract for the distribution, promotion, marketing, reselling or other commercialization of SD-101;

(M)any Contract for the maintenance of the safety database for SD-101, and any safety data exchange agreements or pharmacovigilance agreements related to SD-101;

(N)any Contract with any Governmental or Regulatory Authority relating to SD-101 or any of the Product Assets, other than clinical trial agreements and related ancillary agreements with public institutions; and

(O)any other Contract that is material to the development, manufacture or sale of SD-101, including the conduct of the Clinical Trials, in each case, as currently conducted by Dynavax, other than any Contract relating to (i) real property, (ii) employees, or employee compensation or benefit matters, including any Employee Benefit Plan, (iii) indebtedness, other than indebtedness associated with any Lien on any Product Asset, (iv) general administration expenses and (v) insurance, other than insurance policies and insurance contracts for the Clinical Trials in effect as of the date of the Agreement and made available to TriSalus.

(ii)All of the Material Contracts are valid and binding agreements of Dynavax, enforceable in accordance with their terms, subject to the Enforceability Exception. With the exception of financial terms that have been redacted from certain Material Contracts that are not Assumed Contracts, Dynavax has made available or delivered to TriSalus a correct and complete copy of each written Material Contract. Dynavax is not in material breach or material default of any of the Material Contracts or Nondisclosure Agreements, and no event has occurred that with notice or lapse of time, or both, would constitute a material default by Dynavax under any Material Contract. To the Knowledge of Dynavax, no other party to a Material Contract is in material breach or material default of such Material Contract and no event has occurred that with notice or lapse of time, or both, would constitute a material default by such other party under any Material Contract or Nondisclosure Agreement. No party has repudiated in writing or, to the Knowledge of Dynavax, otherwise provided notice of its intention to repudiate any provision of a Material Contract or Nondisclosure Agreement. To the Knowledge of Dynavax, none of the Material Contracts or Nondisclosure Agreements are subject to any Claims, charges, set offs or defenses. Dynavax has not given to or received from any other Person any written, or to the Knowledge of Dynavax other, notice regarding any material violation or breach of, or default under, any Material Contract or Nondisclosure Agreement.

(j)Tangible Personal Property.  Schedule B lists all of the Inventory as of June 15, 2020. The Inventory listed on Schedule B has been maintained in accordance with Dynavax’s manufacturing practices and is in usable condition for the development of SD-101, subject to its shelf life. Any quantity of SD-101 included in such Inventory has been manufactured in accordance with cGMP in all material respects and conforms to the applicable specifications for SD-101. Other than as set forth in Schedule B, as of June 15, 2020, any quantity of SD-101 drug substance included in such Inventory has at least [**] remaining before scheduled retest to extend expiry and any quantity of SD-101 drug product included in such Inventory has at least [**] remaining before scheduled retest to extend expiry. Expiry extensions will be based on all stability data available at the time of retest.

(k)Legal Proceedings.

(i)There are no Actions pending against or, to the Knowledge of Dynavax, threatened, pertaining to the Product Operations, SD-101 or any of the Purchased Assets, and there is no investigation (internal or external), audit or other Proceeding pending or, to the Knowledge of Dynavax, threatened, pertaining to the Product Operations, SD-101 or any of the Purchased Assets or any of the executive officers or directors of Dynavax, in each case, in relation to the Product Operations, SD-101 or any of the Purchased Assets, by or before any Governmental or Regulatory Authority.

(ii)There is no Order to which Dynavax is subject or that is pending or, to the Knowledge of Dynavax, threatened that relates to the Product Operations, the Product Assets or the Assumed Liabilities.

(l)Regulatory Compliance.

(i)Since the Look-Back Date, Dynavax has not been in material violation of, or is not the subject of any Action with respect to the violation of, any Law or Order, and has not received any FDA Form 483, “warning letters,” or “untitled letters,” or other similar Governmental or Regulatory Authority notice of inspectional observations or deficiencies relating to the Product Operations. Since the Look-back Date, SD-101 has not been subject to any import detention or refusal by the FDA or other similar Governmental or Regulatory Authority or any safety alert issued by the FDA or other similar Governmental or Regulatory Authority. No Action is pending, or to the Knowledge of Dynavax, threatened, with respect to any violation of any Law or Order by Dynavax, and Dynavax is and since the Look-back Date, has been in compliance in all material respects with all Laws and Orders, in each case pertaining to the Product Operations. Since the Look-back Date, Dynavax has not received any notice of any such Action or any Liability on the part Dynavax to undertake or to bear all or any portion of the cost of any Product Operations remedial action of any nature. Since the Look-back Date, Dynavax has never conducted any internal investigation with respect to any actual, potential or alleged material violation of any Law or Order by any director, officer or employee of Dynavax in connection with the Product Operations. Dynavax has filed, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Law or Permit for the Product Operations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and accurate on the date filed (or were corrected or supplemented by a subsequent submission).

(ii)Except to the extent not required to be conducted in accordance with cGMPs, all manufacturing operations and the manufacture of SD-101 by, or on behalf of, Dynavax are being conducted and since the Look-back Date, have been conducted in material compliance with applicable Laws and Orders and in accordance with cGMPs. The processes used to produce SD-101 are adequate to ensure that SD-101 will conform to the specifications established therefor. Since [**], Dynavax has not received any complaints about SD-101. Since the Look-back Date, Dynavax has not conducted any recalls of SD-101.

(iii)Since the Look-back Date, all preclinical testing and clinical trials in respect of the Product Operations conducted by or on behalf of Dynavax have been conducted, in accordance with reasonable experimental protocols, procedures and controls, as well as pursuant to applicable Laws and Orders and good clinical practices and good laboratory practices, as applicable. Since the Look-back Date, no clinical trial in respect of SD-101 has been placed on clinical hold by the FDA or any similar Governmental or Regulatory Authority. Dynavax has provided TriSalus with true and correct copies of final study reports of all preclinical testing and clinical trials in respect of SD-101 that were completed prior to the date of this Agreement.

(iv)All human clinical trials conducted by or on behalf of Dynavax that are intended to be submitted to Governmental or Regulatory Authorities to support regulatory approval of SD-101 are being conducted in compliance in all material respects with applicable good clinical practice regulations and guidance, and all applicable Laws relating to protection of human subjects, including those contained in 21 CFR Parts 50, 54, 56 and 312, as amended, and any comparable state and foreign Laws.

(v)Since the Look-back Date, Dynavax has been in compliance with all adverse event reporting requirements applicable to SD-101. Section 4.1(l)(v) of the Disclosure Schedules identifies all serious adverse events and suspected adverse reactions that occurred during any clinical trial in respect of the Product Operations, as well as any serious and unexpected suspected adverse reactions that were the subject of an IND safety report.

(vi)Dynavax is not the subject of any pending or, to the Knowledge of Dynavax, threatened investigation by any Governmental or Regulatory Authority in respect of Dynavax or the Product Operations, including by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any other Governmental or Regulatory Authority that has jurisdiction over the operations of Dynavax under any similar policy. Neither Dynavax nor, to the Knowledge of Dynavax, any of its officers, employees, or agents acting for Dynavax, has committed any act, made any statement or failed to make any statement, relating to the Product Operations that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Since the Look-back Date, neither Dynavax nor any current or former officer, employee or, to the Knowledge of Dynavax, agent of Dynavax with respect to the Product Operations has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation or been debarred by the FDA under Article 306 of the FDC Act, 21 U.S.C. §335a(a) or (b), or any similar foreign or local law, rule or regulation.

(vii)SD-101 is being researched, developed, manufactured, labeled, stored and tested in compliance in all material respects with all applicable requirements under the FDC Act, the Public Health Service Act, and their applicable implementing regulations, and all comparable state and foreign Laws in those jurisdictions outside the United States in which either (A) human clinical trials involving SD-101 have been or are being conducted by Dynavax or (B) SD-101 has been or is being manufactured by or for Dynavax.

(viii)Neither Dynavax nor any representative of Dynavax nor, to the Knowledge of Dynavax, any of its licensees or assignees of Product IP has received any notice that the FDA or any other Governmental or Regulatory Authority has initiated, or threatened to initiate, any action to suspend any clinical trial sponsored by Dynavax with respect to SD-101, or to recall or suspend the manufacture of SD-101.

(ix)Dynavax has made available to TriSalus copies of any and all written notices of inspectional observations, establishment inspection reports and any other documents received by Dynavax prior to the date of this Agreement from the FDA or comparable foreign Governmental or Regulatory Authorities that identify lack of compliance with Laws of the FDA or comparable foreign Governmental or Regulatory Authorities with respect to Product Operations.

(x)As of the date of this Agreement, there are no proceedings pending or, to the Knowledge of Dynavax, threatened, relating to the Product Operations with respect to a violation by Dynavax of the FDC Act, FDA regulations adopted thereunder, the Controlled Substances Act or any other Law promulgated by any other Governmental or Regulatory Authorities.

(m)Intellectual Property.

(i)Section 4.1(m)(i) of the Disclosure Schedules identifies (A) all registered Product IP, (B) all applications for the registration of Product IP, and (C) all licenses, sublicenses and other Contracts (excluding any agreement with an employee or contractor of Dynavax or its Affiliate in the Ordinary Course of Business that provides for the general assignment of inventions made in the course of employment by or providing services to Dynavax or its Affiliate) (whether royalty bearing or non-royalty bearing) under which Dynavax is granted rights by others in any Product IP.

(ii)Section 4.1(m)(ii) of the Disclosure Schedules identifies all License Grants in the Product IP, other than non-exclusive License Grants included in services agreements entered into in the Ordinary Course of Business for the sole purpose of a service provider performing services for or on behalf of Dynavax (“Non-Scheduled License Grants”) and confidentiality agreements entered into in the Ordinary Course of Business.

(iii)Except for the rights identified in Section  4.1(m)(i)(C) of the Disclosure Schedules and subject to the License Grants identified in Section 4.1(m)(ii) of the Disclosure Schedules, Dynavax owns and possesses all right, title and interest in and to, free and clear of all Liens (other than Permitted Liens), all of the Product IP. There are no Intellectual Property Rights and there is no Know-How owned or licensed (including by sublicense, covenant-not-to-assert or any similar right or authorization) or purported to be owned or so licensed by Dynavax or its Current Affiliates that are material to the Product Operations other than the Product IP. All previously due fees associated with maintaining any Product IP have been paid in full in a timely manner to the proper Governmental or Regulatory Authority, except where Dynavax has decided to (i) extend the deadline for payment, or (ii) to the extent described in Section 4.1(m)(iii) of the Disclosure Schedules, abandon or cancel such Product IP (including any Intellectual Property Rights that would have been Product IP but for such abandonment or cancelation). Upon the Closing, all of the Product IP shall be available for use by TriSalus on terms and conditions identical to those under which Dynavax owned or used the Product IP immediately prior to the Closing. No Product IP is subject to any outstanding consent or Order restricting the use thereof.

(iv)There is no Claim by any Third Party pending or, to Dynavax’s Knowledge, threatened against Dynavax contesting the validity, enforceability, or ownership of any Product IP. The validity or enforceability of registered Product IP or rights of Dynavax to use Product IP has not been challenged in any jurisdiction. Each item of registered Product IP is valid, subsisting, enforceable and in full force and effect; has not been cancelled, expired or abandoned except where Dynavax has decided to abandon or cancel such Product IP to the extent described in Section 4.1(m)(iii) of the Disclosure Schedules. No Claim is pending or, to Dynavax’s Knowledge, threatened challenging Dynavax’s right to any Product IP or right to use any Product IP. No Claim is pending or, to Dynavax’s Knowledge, threatened to the effect that any registered Product IP is, or upon consummation of the Transactions will be, invalid or unenforceable.

(v)Dynavax has not infringed or misappropriated any Intellectual Property Rights of any Third Party in conducting the Product Operations. The

Product Operations, including the use of SD-101, the manufacture, use, sale and importation of SD-101, the possession, use, disclosure, copying or distribution of any information, data, or other tangible or intangible assets in the possession of Dynavax regarding SD-101, any Compound or other Product included in the Product Assets, and the possession or use by Dynavax of the Product IP, has not, does not and, if possessed and used in the same manner as Dynavax has in conducting the Product Operations, will not infringe, misappropriate, dilute, violate or otherwise conflict with any Intellectual Property Rights of any other Person. Dynavax has not received any written notice of any Claim (including by an offer to license any Intellectual Property Rights) and there is no pending or, to Dynavax’s Knowledge, threatened Claim, or any basis for any Claim (whether or not pending or threatened), against Dynavax asserting that the Product Operations, or the manufacture, use, sale and importation of SD-101, may infringe upon, misappropriate or otherwise conflict with the Intellectual Property Rights of any Person.

(vi)To Dynavax’s Knowledge, none of the Product IP is being infringed or is otherwise used or available for use by any Third Party other than by the License Grants as set forth on Section 4.1(m)(ii) of the Disclosure Schedules, the Non-Scheduled License Grants or confidentiality agreements entered into in the Ordinary Course of Business. Dynavax has not given any notice to any Person asserting infringement or misappropriation by any such Person of any of the Product IP. There are no pending, or, to Dynavax’s Knowledge, threatened or potential, infringement, misappropriation, dilution, conflict or violation of the Product IP by any Person.

(vii)Dynavax has obtained from all individuals who participated as of the date hereof in any respect in the invention or authorship of any material Product IP effective written assignments of all ownership rights of such individuals in such Product IP; and no Person who as of the date hereof claims to be an inventor of an invention claimed in any registered Product IP is not identified as an inventor of such invention in the filed patent documents for such registered Product IP.

(viii)Dynavax and its Current Affiliates have taken all reasonable measures to protect the secrecy, confidentiality, and value of all Product Know-How that constitutes trade secrets under applicable Laws (including requiring all employees, consultants, and independent contractors to execute agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Product Know-How) and to Dynavax’s Knowledge, such Product Know-How has not been used by, or disclosed to, any Third Party except pursuant to such confidentiality agreements and there has not been a breach by any party to such confidentiality agreements.

(ix)Neither Dynavax nor any of its Current Affiliates has entered into a government funding relationship that would result in any payment obligations to any Governmental Authority or any rights to any Product or Product Asset residing in any Governmental Authority and neither the Product nor the Product Operations are subject to overriding obligations to the United States federal government as set forth in Public Law 96 517 (35 U.S.C. § 200 -204), as amended, or any similar obligations under the Applicable Laws of any state or other country.

(x)The Product Patents constitute all Patents Covering SD-101 or any other Compounds or Products that are Controlled by Dynavax as of the date of this Agreement.

(xi)Without limiting the title representations set forth in Section 4.1(f), this Section 4.1(m) contains the sole and exclusive representations and warranties of Dynavax with respect to the validity, enforceability and non-infringement of Intellectual Property Rights, including the Product IP, and any claim for breach of representation with respect to the validity, enforceability and non-infringement of Intellectual Property Rights, shall be based solely on the representations made in such sections and shall not be based on the representations set forth in any other provision of this Agreement.

(n)No Brokers.  Except for Bank of America, no broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Dynavax.

(o)Affiliate Transactions.  Neither Dynavax or any of its Current Affiliates, nor, to the Knowledge of Dynavax, any current director, officer or employee of Dynavax, (i) has any direct or indirect financial interest (excluding in their capacity as an employee or stockholder of Dynavax) (A) in, or is a director or officer of, any Person that is a material client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Dynavax in respect of SD-101 or the Assumed Contracts or (B) in any material property, asset or right that is owned or used by or on behalf of Dynavax exclusively in the conduct of the Product Operations or (ii) is, or during the last two Fiscal Years has been, a party to any Assumed Contract.

(p)Suppliers.  Section 4.1(p) of the Disclosure Schedules sets forth the top five (5) suppliers of the Product Operations for each of [**] and, as of the date of this Agreement, year to date [**]. Neither Dynavax nor any of the suppliers listed thereon has cancelled, terminated or otherwise materially and adversely altered its relationship with the Product Operations or notified the other party in writing or by any other formal notice of any intention to cancel, terminate or materially and adversely alter its relationship with such other party with respect to the Product Operations.

(q)Certain Product Operations Activities.  Since the Look-back Date, neither Dynavax nor any of its officers, directors, and to the Knowledge of Dynavax, its employees, agents or representatives, or any Affiliate of or any Person associated with or acting for or on behalf of Dynavax, has directly or indirectly, acting for or on behalf Dynavax, in each case, in connection with the Product Operations:

(i)used any funds for unlawful contributions, gifts or entertainment or other unlawful payments, including having made or attempted to make any improper contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment to any Person, private or public, regardless of what form, whether in money, property, or services to (A) obtain favorable treatment for business or Contracts secured, (B) pay for favorable treatment for business or Contracts secured, or (C) obtain special concessions or for special concessions already obtained, in each of clauses (A), (B) and (C) in violation of any requirement of applicable Law;

(ii)made or attempted to make any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable written policy of Dynavax;

(iii)established or maintained any fund or asset for the purpose of making any such contribution or gift, bribe, rebate, payoff, influence payment, kickback, or other improper payment in violation of any applicable Law or applicable written policy of Dynavax and which Dynavax or any of its officers, directors or employees has willfully failed to record in the Regulatory Documentation. To the extent required by applicable Law, Dynavax has established and maintains a compliance program and reasonable internal controls and procedures that, for all periods prior to the Closing, were appropriate to satisfy the requirements of applicable Anti-Corruption Laws; or

(iv)consummated any transaction, made any payment, entered into any contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended.

(r)No Government Officials. To the Knowledge of Dynavax, no officer or director of Dynavax is a foreign or domestic government official or employee or a candidate for any foreign or domestic political office.

(s)Books and Records.  Since the Look-back Date, Dynavax has made and kept the Regulatory Documentation, which, in reasonable detail, accurately and fairly reflect the activities of the Product Operations in all material respects. Since the Look-back Date, Dynavax has not engaged in any material transaction, maintained any bank account or used any corporate funds in connection with the Product Operations, except as reflected in its normally maintained Regulatory Documentation or in books and records that are Excluded Assets.

(t)Solvency.  Dynavax is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Dynavax.

(u)Sufficiency of Purchased Assets.  Except for (i) the Material Contracts including any supply Contracts relating to SD-101 (other than the Assumed Contracts), (ii) the Non-Scheduled License Grants (other than the Assumed Contracts), (iii) the Dynavax Retained Rights and (iv) the Excluded Assets, including working capital, the Purchased Assets are sufficient for the continued conduct of the Product Operations by TriSalus after the Closing in substantially the same manner as currently conducted by Dynavax and constitute all of the material rights, property and assets necessary to conduct the Product Operations as currently conducted by Dynavax, except for services and the underlying assets used in connection with such services that are not specific exclusively to the Product Operations, including legal, compliance, pharmacovigilance, quality, regulatory, finance, accounting, corporate information and telecommunications technology services, equipment and software or software as a service, records management, human resources, personnel, insurance, safety/health/environment, payroll, employee benefit services, facilities and real estate.

4.2Representations and Warranties of TriSalus.  TriSalus hereby represents and warrants to Dynavax that:

(a)Organization and Existence.  TriSalus is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own, lease, and operate its business and properties and to carry on its business as and where such properties and assets are now owned or leased and such business is now conducted.

(b)Authority and Approval.  TriSalus has the power to enter into this Agreement and each of the Related Agreements to which it is to be a party and to perform its obligations thereunder. The execution, delivery and performance by TriSalus of this Agreement and the Related Agreements to which it is to be a party, and the consummation by TriSalus of the Transactions, have been duly authorized by all required action on the part of TriSalus. This Agreement has been duly executed and delivered by TriSalus and, when executed and delivered by TriSalus, the Related Agreements to which TriSalus is to be a party will have been duly executed and delivered by TriSalus. This Agreement is, and each of the Related Agreements to which TriSalus is to be a party when executed and delivered by TriSalus will be, the valid and binding obligations of TriSalus, enforceable against TriSalus in accordance with their respective terms, except as enforceability may be affected by the Enforceability Exception.

(c)No Conflict.  The execution and delivery by TriSalus of this Agreement and each of the Related Agreements to which it is to be a party, and TriSalus’ compliance with the terms and conditions hereof and thereof, and the consummation by TriSalus of the Transactions, do not and will not (i) conflict with any of, or require any consent of any Person that has not been obtained under, TriSalus’ Organizational Documents, (ii) violate any provision of, or require any consent, authorization, or approval under, any Law or any Order applicable to TriSalus, (iii) conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization, or approval under, any material Contract to which TriSalus is a party or by which it is bound or to which any of its assets or property is subject, or (iv) result in the creation of any Lien upon the assets or property of TriSalus, except in each case as would not reasonably be expected to have a material adverse effect on TriSalus or materially adversely affect the validity or enforceability of this Agreement against TriSalus or materially adversely affect the ability of TriSalus to consummate the Transactions.

(d)Governmental Approvals and Filing.  No consent, authorization, approval or action of, filing with, notice to, or exemption from any Governmental or Regulatory Authority on the part of TriSalus is required in connection with the execution, delivery and performance of this Agreement or any Related Agreements to which TriSalus is to be a party or the consummation of the Transactions, except where the failure to obtain any such consent, approval or action, to make any such filing, to give any such notice or obtain any such exemption would not be reasonably expected to (A) have a material adverse effect on TriSalus or

(B) materially adversely affect the validity or enforceability against TriSalus of this Agreement or such Related Agreements or materially adversely affect the ability of TriSalus to consummate the Transactions.

(e)No Brokers.  No broker, finder or investment banker is entitled to any brokerage commission, finder’s fee or similar payment in connection with the Transactions based upon arrangements made by or on behalf of TriSalus.

(f)Legal Proceedings.  As of the date of this Agreement, there are no Actions pending, or to the Knowledge of TriSalus, threatened, against TriSalus that would reasonably be expected to prevent or delay the ability of TriSalus to enter into and perform its obligations under this Agreement, the Related Agreements or the Transactions. There is no Order to which TriSalus is subject or that is pending or, to the Knowledge of TriSalus, threatened that would reasonably be expected to prevent or delay the ability of TriSalus to enter into and perform its obligations under this Agreement, the Related Agreements or the Transactions.

(g)Availability of Funds; Solvency.  TriSalus will have available, sufficient cash to enable it to pay the Up-Front Payment at the Closing and the Additional Payment on the Additional Payment Date as required pursuant to Section 2.2. TriSalus is solvent and currently: (i) is able to pay its debts as they become due; (ii) owns property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) has adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of TriSalus.

(h)No Vote Required.  No vote or other action of the stockholders of TriSalus is required by applicable Law, the certificate of incorporation or bylaws of TriSalus or otherwise in order for TriSalus to consummate the Transactions.

(i)TriSalus Acknowledgement.  In connection with the due diligence investigation of Dynavax by TriSalus and its Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, TriSalus and such Persons have received and may continue to receive after the date of this Agreement from Dynavax and its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding Dynavax and its business and operations, including the Product Assets and Product Operations (the “Dynavax Projections”). TriSalus hereby acknowledges that there are uncertainties inherent in attempting to make such Dynavax Projections, and that TriSalus will have no claim against Dynavax, or any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors, or any other Person, with respect to any Dynavax Projections. Accordingly, TriSalus hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (including the related portions of the Disclosure Schedules), neither Dynavax, nor any of its Affiliates, stockholders, directors, officers, employees, consultants, agents, representatives or advisors has made or is making any express or implied representation or warranty with respect to such Dynavax Projections.

(j)Non-Reliance. The representations and warranties expressly set forth in Section 4.1 of this Agreement (and the related portions of the Disclosure Schedules) are the sole and exclusive representations and warranties of Dynavax pursuant to this Agreement, and TriSalus understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by Dynavax and that TriSalus is not relying upon any representation and warranties or information regarding the subject matter of this Agreement other than the representations and warranties of Dynavax as set forth in Section 4.1 of this Agreement.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1Public Disclosures.  Following the date hereof, neither Party shall issue any press release or make (or cause to be made) any other public disclosures concerning the existence or contents of this Agreement or any Related Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, each Party may without such written consent (a) make disclosures it reasonably believes are required by Law or regulation (of any applicable stock or securities exchange or otherwise), in which case such disclosing Party shall allow the other Party reasonable prior notice and time to comment on such release or announcement in advance of such issuance or (b) make disclosures so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other Party). The Parties will consult with each other on the provisions of this Agreement to be redacted in any public filings made by a Party as required by applicable Law or regulation; provided that each Party shall have the right to make any such filing or recording of license grant as it reasonably determines necessary under applicable Law or regulation.

5.2Further Assurances and Cooperation; Technology Transfer and Non-Competition.

(a)Further Assurances.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental or Regulatory Authorities and the making of all necessary registrations and filings (including filings with Governmental or Regulatory Authorities, if any) and recordings of license grants; (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties required in accordance with the transfer of any Product Asset in accordance with Dynavax’s obligations under Section 1.7; (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Related Agreements, including delivering written instructions to each of [**] directing such parties to provide TriSalus with all information and data relating to SD-101 in their possession; (v) perform the obligations of such Party set forth in Schedule 5.2(a); and (vi) the identification and delivery of all Product Assets not previously identified and delivered.

(b)Cooperation.  If, in order to properly prepare any documents or reports required to be filed with any Governmental or Regulatory Authority, it is necessary that either TriSalus or Dynavax be furnished with additional information, documents or records relating to the Product Operations, the Product Assets, the Excluded Liabilities or the Assumed Liabilities, and such information, documents or records are in the possession or control of the other Party, such other Party will use its commercially reasonable efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s reasonable request and at recipient’s cost and expense; provided, further, that the parties agree that any Party receiving such materials shall be subject to the same obligations of confidentiality described in Section 5.3.

(c)Technology Transfer.  Without limiting the generality of the foregoing, Dynavax will make available to TriSalus copies of all Product Know-How, including all SD-101 Data, in its Control as of the Closing Date no later than thirty (30) days after the Closing Date. In addition, from time to time after the Closing Date, Dynavax will (i) transfer to TriSalus all books, records, files or documents of Dynavax then in its Control to the extent they describe or contain any Product Know-How not previously made available to TriSalus; (ii) for a period of [**] following the Closing Date, make its current personnel reasonably available to TriSalus so as to enable TriSalus to practice the Product IP in connection with its development and exploitation of SD-101, the Compounds and other Products, provided that TriSalus shall reimburse Dynavax for the cost of such employees’ time; (iii) upon the specific request of TriSalus identifying the individual, give TriSalus permission to discuss with its former personnel who have the relevant knowledge, including by waiving any relevant confidentiality restrictions with respect to specified relevant areas of knowledge and (iv) as reasonably requested by TriSalus within the [**] following the Closing Date, request any current or former contract research organizations utilized in Product Operations (including, without limitation, [**]), to provide TriSalus, at TriSalus’ expense, with all related information and data related to Product Operations not previously provided to TriSalus, provided that TriSalus shall reimburse Dynavax for the cost of its employees’ time in connection with such requests.

(d)Non-Compete.  Dynavax agrees that, for three (3) years following the Closing Date (the “Restricted Period”), it shall not, and shall cause its Affiliates, successors and assigns not to, directly or indirectly, without TriSalus’ prior written consent, (i) develop, test, manufacture, commercialize or otherwise exploit any Competing Product anywhere in the world, (ii) own or have the right to acquire an interest in, or manage, operate, control or otherwise participate in any Person engaged in the research, development, testing, manufacture, commercialization or exploitation of any Competing Product anywhere in the world or (iii) otherwise knowingly assist or enable any Third Party to research, develop, test, manufacture, commercialize or otherwise exploit any Competing Product anywhere in the world (the activities described in this sentence, a “Restricted Business”). As used herein, “Competing Product” means any pharmaceutical or biological compound or product which is a Toll Like Receptor 9 agonist compound that is indicated for Intravascular Regional Drug Delivery into a solid tumor for the treatment of cancers in humans, including, but not limited to, uveal melanoma, pancreatic cancer, liver metastases and colorectal cancer. Notwithstanding the foregoing, nothing in this

Section 5.2(d) shall prohibit Dynavax, its Affiliates, successors or assigns from (A) being a beneficial owner of less than [**] percent ([**]%) of the outstanding stock of any publicly-traded corporation, provided that Dynavax is not a controlling Person of, or a member of a group which controls such corporation, (B) acquiring a business or Third Party (or its successor) that is engaged in a Restricted Business (and for the avoidance of doubt, following such acquisition, the restrictions of the first sentence of this Section 5.2(d) shall not apply with respect to the acquired business or Third Party (or its successor)) provided, that, in the case of clause (B), such Restricted Business generates less than [**]% of the revenues of such acquired business or Third Party, as measured over the [**] period preceding the date of the acquisition agreement with respect to such acquisition or (C) being acquired in a Change of Control by a Third Party (including a Third Party that is engaged in a Restricted Business) (for the avoidance of doubt, thereafter the restrictions of the first sentence of this Section 5.2(d) shall not apply with respect to the acquirer or its Affiliates other than Dynavax and its subsidiaries that existed immediately prior to the acquisition by the Third Party; provided that no Know-How or other Intellectual Property Rights controlled by Dynavax or its subsidiaries that existed immediately prior to the acquisition by such Third Party shall be used by such Third Party or its Affiliates in any Restricted Business of such Third Party or its Affiliates for the duration of the Restricted Period; provided, further, that, in the case of clause (B) or (C), Dynavax shall provide prompt written notice to TriSalus following the consummation of the applicable acquisition describing the acquisition and, if applicable, such Restricted Business and, in the case of (B), its calculation of the percentage of revenues generated by such Restricted Business along with, subject to any confidentiality obligations applicable to Dynavax or its subsidiaries, any reasonably requested supporting documentation (and any such notice and, if applicable, supporting documentation, shall be treated as Confidential Information of Dynavax and subject to Section 5.3).

5.3Confidentiality.

(a)The Parties hereto acknowledge that TriSalus and Dynavax have previously executed the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms, and the Parties hereby agree that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be similarly governed by the terms of the Confidentiality Agreement.

(b)Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement or in any other Related Agreement, following the Closing:

(i)all confidential and proprietary information included in the Purchased Assets shall constitute “Confidential Information” of TriSalus (and not to Dynavax) except for Product Know-How, where:

(A)    any Product Know-How that constitutes or embodies Product IP shall constitute “Confidential Information” of TriSalus (and not to Dynavax), irrespective of whether such Confidential Information was identified or otherwise designated as “confidential”;

(B)    any information Dynavax obtains through its audit, information or inspection rights under Sections 2.5(f), 2.5(g) and 2.7(c) shall constitute “Confidential Information” of TriSalus (and not Dynavax).

(ii)Each Party may use Confidential Information of the other Party solely as required to (A) perform its obligations or exercise or enforce its rights under this Agreement or any Related Agreement or (B) comply with applicable Laws, subject to the exclusivities and covenants of the Parties under this Agreement; and

(iii)Each Party may disclose Confidential Information of the other Party as expressly permitted by this Agreement or, if and to the extent such disclosure is reasonably necessary, to Third Parties in connection with due diligence or similar investigations by such Third Parties; provided that any such Third Party agrees to be bound by similar terms of confidentiality and non-use comparable in scope to those referenced herein.

5.4Tax Matters.

(a)Allocation.  TriSalus and Dynavax acknowledge and agree that the purchase and sale of the Purchased Assets will be treated for all Tax purposes as a taxable asset purchase. The Consideration (including any Assumed Liabilities, to the extent properly taken into account for income Tax purposes) shall be allocated for all Tax purposes consistently with Section 1060 of the Code on the allocation schedule prepared in accordance with the Allocation Methodology on Section 5.4(a) of the Disclosure Schedules and this Section 5.4(a) (the “Allocation Schedule”). Dynavax shall provide the Allocation Schedule to TriSalus within [**] after the Closing Date and shall consider in good faith any written comments of TriSalus submitted to Dynavax within [**] of Dynavax’s delivery thereof. If within such [**] period TriSalus notifies Dynavax in writing that it objects to the allocation set forth in the Allocation Schedule, the Parties shall use commercially reasonable efforts to resolve such dispute within [**]. If the Parties cannot resolve the allocation, then the Parties shall submit the matter to the Auditor in the manner prescribed by Section 2.5(g), and the Auditor shall determine the final Allocation Schedule. Each Party agrees to (a) prepare and file all applicable Tax Returns in a manner consistent with the final Allocation Schedule and (b) act in accordance with any such Allocation Schedule for all Tax purposes, in each case unless otherwise required by Law.

(b)Straddle Period Taxes.  In the case of any real or personal property Taxes (or other Taxes imposed on a periodic basis) attributable to the Product Assets that are reported on a Tax Return covering a period beginning on or before the Closing and ending thereafter (each, a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between TriSalus and Dynavax on a per diem basis. The Party required by applicable Law to pay any such Straddle Period Tax (the “Paying Party”) shall file the Tax Return related to such Straddle Period Tax within the time period and in the manner required by applicable Law and shall timely pay such Straddle Period Tax. To the extent any such payment exceeds the obligation of the Paying Party hereunder, the Paying Party shall provide the other party (the “Non-Paying Party”) with notice of the amount of such Straddle Period Taxes, and within [**] of receipt of such notice of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes.

(c)Transfer Taxes.  All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions (“Transfer Taxes”) shall be borne [**]% by TriSalus and [**]% by Dynavax. The Party required under applicable Laws to file a Tax Return with respect to Transfer Taxes will, at its own expense, prepare or cause to be prepared, and file, or cause to be filed, all necessary Tax Returns and other documentation with respect to such Transfer Taxes, and if required by applicable Law, the Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns. The Parties hereto agree to reasonably cooperate to minimize any Transfer Taxes to the extent permitted by applicable Law.

(d)Cooperation.  To the extent relevant to the Product Operations or the Product Assets, each Party shall (i) provide the other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, claim for refund, and the conduct of any audit or other examination by any Governmental or Regulatory Authority or in connection with judicial or administrative proceedings relating to any Liability for Taxes and (ii) provide the other with all records or other information in its possession that is reasonably requested and may be relevant to the preparation of any Tax Returns, claim for refund, or the conduct of any audit, examination or other proceeding relating to Taxes (each, a “Tax Contest”). Such cooperation shall include obtaining and providing appropriate forms, retaining and providing records and information that are reasonably relevant to any such Tax Return, claim for refund, or Tax Contest, and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. Notwithstanding the foregoing, no Party shall be required to provide or provide access to any income Tax Returns or related workpapers.

ARTICLE 6

INDEMNIFICATION

6.1Indemnification by Dynavax and TriSalus.

(a)Indemnification by Dynavax.  Subject to the terms and conditions of this Agreement, Dynavax will indemnify and hold harmless TriSalus, its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “TriSalus Indemnified Parties”) against and in respect of any Damages suffered or incurred by any TriSalus Indemnified Party resulting from or arising out of any of the following:

(i)any breach or inaccuracy of any representation or warranty of Dynavax contained in Section 4.1 of this Agreement (or the related portions of the Disclosure Schedules) as of the date of this Agreement (except to the extent expressly made as of a specified date, in which case as of such date);

(ii)any breach of or failure to perform any covenant, agreement or obligation of Dynavax in this Agreement or in any Related Agreement;

(iii)any Excluded Liabilities; or

(iv)any common law fraud in connection with this Agreement or any Related Agreement.

(b)Indemnification by TriSalus.  Subject to the terms and conditions of this Agreement, TriSalus will indemnify and hold harmless Dynavax and its Affiliates and their respective officers, directors, managers, employees, agents, successors and permitted assigns (collectively, the “Dynavax Indemnified Parties”) against and in respect of any Damages suffered or incurred by any Dynavax Indemnified Party resulting from or arising out of the following:

(i)any breach or inaccuracy of any representation or warranty of TriSalus contained in Section 4.2 of this Agreement (or the related portions of the Disclosure Schedules) as of the date of this Agreement (except to the extent expressly made as of a specified date, in which case as of such date);

(ii)any breach of or failure to perform any covenant, agreement or obligation of TriSalus in this Agreement or in any Related Agreement;

(iii)the Assumed Liabilities;

(iv)the Post-Closing Operation Obligations;

(v)any Third Party Claims involving allegations of actual or potential infringement, violation or misappropriation, whether past, present or future, of any Intellectual Property Rights of a Third Party arising from or related to the sale, licensing or use of PEDD; or

(vi)any common law fraud in connection with this Agreement or any Related Agreement.

Nothing in this Section 6.1(b) shall limit TriSalus’ rights pursuant to Section 2.5(c)(i); provided that, to avoid double recovery on any particular Claim, TriSalus shall not be entitled to recover any Damages with respect to any payments made to a Third Party that are actually deducted from Royalty Payments pursuant to Section 2.5(c)(i). TriSalus’ obligation to indemnify Dynavax Indemnified Parties for Post-Closing Operation Obligations pursuant to Section 6.1(b)(iv) shall not be construed to limit Dynavax’s obligation to indemnify TriSalus Indemnified Parties pursuant to Section 6.1(a)(i) with respect to breaches of the IP Representations.

6.2Survival.

(a)All representations and warranties contained in Article 4 of this Agreement (including the related portions of the Disclosure Schedules) will survive the Closing for a period ending eighteen (18) months after the Closing Date, at which time they shall terminate, are void, and of no further force or effect; provided, the foregoing shall not apply to the Fundamental Representations, which Fundamental Representations will survive for the longest date permitted under applicable Law and the IP Representations will survive for three (3) years following the Closing Date. The covenants in this Agreement and the Related Agreements shall survive Closing and continue in effect and expire in accordance with their respective terms.

(b)Notwithstanding the foregoing, any common law fraud committed in connection with this Agreement or any Related Agreement will survive the Closing without limitation as to time.

(c)No indemnification will be payable for any Claim for Damages pursuant to Sections 6.1(a)(i) or 6.1(a)(ii) or 6.1(b)(i) or 6.1(b)(ii) with respect to any inaccuracy or breach of any representation or warranty after termination of the applicable survival period specified in this Section 6.2, except with respect to Claims made prior to such termination pursuant to Section 6.5 but not then resolved (such representation or warranty surviving with respect to such Claim until resolution of such Claim), or with respect to any covenants after the termination of the applicable survival period. The limitations set forth in this Section 6.2(c) shall not apply to any Claim for Damages pursuant to Section 6.1(a)(iii), 6.1(a)(iv), 6.1(b)(iii), 6.1(b)(iv) or 6.1(b)(v), regardless of whether such Claim also may be described in other subsections of Section 6.1(a) or Section 6.1(b), provided, however, that there shall not be any multiple recovery for any Damages for all purposes of this Agreement.

6.3Limitations.  The rights to indemnification under Section 6.1(a) are subject to the following limitations:

(a)Cap.  The aggregate amount which all of the TriSalus Indemnified Parties will be entitled to receive for all Claims under Section 6.1(a)(i) (other than Section 6.1(a)(i) with respect to any misrepresentation or breach by Dynavax of any Fundamental Representations or the IP Representations) is limited to $900,000 (the “Cap”).

(b)Deductible.  Dynavax will have no obligation to indemnify any TriSalus Indemnified Parties for any Claims under Section 6.1(a)(i) (other than Section 6.1(a)(i) with respect to any misrepresentation or breach by Dynavax of any Fundamental Representations) until the aggregate amount of all Damages incurred by the TriSalus Indemnified Parties for which a Claim is brought under Section 6.1(a)(i) exceeds $[**] (the “Deductible”), and to the extent such Damages exceed the Deductible such TriSalus Indemnified Party shall be entitled to recover all such Damages in excess of the amount of the Deductible.

(c)Exclusions from Sections 6.3(a) and 6.3(b) Limitations.  The limitations under Section 6.3(a) and Section 6.3(b) will not apply with respect to any Claims for indemnification arising under (i) Sections 6.1(a)(iii) and 6.1(a)(iv), (ii) Section 6.1(a)(i) with respect to any misrepresentation or breach by Dynavax of any Fundamental Representations or IP Representations or (iii) Section 6.1(a)(ii) with respect to covenants that are to be performed following the Closing; provided, however, that the aggregate amount which all of the TriSalus Indemnified Parties will be entitled to receive under (x) Section 6.1(a)(i) with respect to any misrepresentation or breach by Dynavax of any Fundamental Representations or (y) Section 6.1(a)(ii) with respect to covenants that are to be performed following the Closing (other than any breach by Dynavax of the confidentiality provisions set forth in Section 5.3) shall be limited to the Consideration actually paid; provided, further, that the aggregate amount which all of the

TriSalus Indemnified Parties will be entitled to receive under Section 6.1(a)(i) with respect to any misrepresentation or breach by Dynavax of any IP Representations shall be limited to fifty percent (50%) of the Consideration actually paid; provided, further, that the aggregate amount which all of the TriSalus Indemnified Parties will be entitled to receive with respect to any Claims for indemnification arising out of Sections 6.1(a)(iii) and 6.1(a)(iv), shall not be capped, regardless of whether such Claim also may be described in other subsections of Section 6.1(a).

(d)Limitations on Damages Paid by TriSalus.  The aggregate amount which all of the Dynavax Indemnified Parties will be entitled to receive under Section 6.1(b)(i) with respect to any misrepresentation or breach by TriSalus of any of its representations in Section 4.2 is limited to the Consideration actually paid hereunder. Notwithstanding the foregoing, and for purposes of clarity, the limitations set forth in this Section 6.3(d) shall not apply to Claims for indemnification arising out of Sections 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(v) or 6.1(b)(vi); provided, further, that the aggregate amount which all of the Dynavax Indemnified Parties will be entitled to receive with respect to any Claims for indemnification arising out of Sections 6.1(b)(ii), 6.1(b)(iii), 6.1(b)(iv), 6.1(b)(v) and 6.1(b)(vi), shall not be capped, regardless of whether such Claim also may be described in other subsections of Section 6.1(b).

(e)Other Limitations.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, the parties expressly intend and agree as follows:

(i)The amount of any Damages incurred by the Indemnified Party shall be reduced by any amount actually recovered by such Indemnified Party with respect thereto under any insurance coverage (net any costs and expenses, including the present value of any insurance premium increases).

(ii)Each Indemnified Party shall use commercially reasonable efforts to, and shall cause its Affiliates to use commercially reasonable efforts to, mitigate any Damages for which it seeks indemnification under this Article 8; provided, however, that no such Indemnified Party shall be required to take any action or refrain from taking any action that is contrary to any applicable Contract or Laws binding on such Indemnified Party or any Affiliate thereof or commence litigation against any Third Party.

(iii)The indemnification provisions provided for in this Article 6 will be the exclusive remedy for any breach of any representation, warranty, covenant, or agreement contained in this Agreement; provided, however, that nothing in this Agreement shall limit the rights or remedies of any Indemnified Party in connection with (i) common law fraud or (ii) seeking any equitable remedies.

(iv)No current or former stockholder, director, officer or employee of Dynavax or any Affiliate of Dynavax shall have any liability of any nature to any TriSalus Indemnified Party with respect to the breach by Dynavax of any representation, warranty, covenant or agreement contained in this Agreement or any Related Agreements. The parties acknowledge that no current or former stockholder, director, officer or employee of Dynavax has made or is making any representations or warranties whatsoever in their individual capacity regarding Dynavax or the subject matter of this Agreement or any Related Agreements, express or implied.

6.4Set-Off.  Subject to all of the other restrictions and limitations contained in this Article 6, including this Section 6.4, TriSalus shall have the right to withhold, from any unpaid future Milestone Payments or Royalty Payments due and payable to Dynavax the amount of Damages described in any then-pending indemnification Claims made by any of the TriSalus Indemnified Parties pursuant to Section 6.5 (i.e., TriSalus may withhold an aggregate amount from any Milestone Payments or Royalty Payments up to, but not in excess of, the amount of its Damages under any such indemnification Claims). Subject to all of the other limitations set forth in this Article 6, any Damages owed to a TriSalus Indemnified Party under Claims for indemnification arising out of Sections 6.1(a)(i) and 6.1(a)(ii) shall be paid first, by reducing the amount of any unpaid Milestone Payment or Royalty Payments that were withheld by TriSalus in connection with such indemnification Claim, if any, second, from any Milestone Payments or Royalty Payments then due and payable by TriSalus or that would reasonably be expected to become due and payable by TriSalus within [**] of the date of the final determination of the amount of such Damages and third, from Dynavax. For the avoidance of doubt, the foregoing sentence shall not apply to any Damages owed to a TriSalus Indemnified Party under Claims for indemnification arising out of Sections 6.1(a)(iii) or 6.1(a)(iv). If the final amount of Damages is determined in accordance with this Article 6 to be less than the amounts withheld from Milestone Payments and/or Royalty Payments, then TriSalus shall promptly, and in any event within [**] following the final determination of the amount of such Damages, deliver the difference to Dynavax. Notwithstanding the foregoing, TriSalus shall have no right of offset or set-off against the Additional Payment.

6.5Resolution of Indemnification Disputes.  In order to seek indemnification under this Article 6, the Indemnified Party shall deliver a Claim Notice to the Indemnifying Party which contains (i) a description and the amount, if known, of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (which shall be calculated and estimated by the Indemnified Party in good faith), (ii) a statement that the Indemnified Party is entitled to indemnification under this Article 6 for such Damages and a reasonable explanation of the basis therefor and (iii) a demand for payment in the amount of such Damages. Upon reasonable request, the Indemnified Party shall furnish the Indemnifying Party with any information to the extent that such information is reasonably necessary in order to evaluate the Claim Notice and the underlying Claims. If an Indemnifying Party disputes or contests the basis or amount of any Claim set forth in a Claim Notice delivered by an Indemnified Party in accordance with the provisions of Article 6, the dispute will be resolved as set forth below:

(a)An Indemnifying Party may object to a Claim for indemnification set forth in Claim Notice by delivering to the Indemnified Party seeking indemnification a written statement of objection to the Claim made in the Claim Notice (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to the [**] following the receipt of the applicable Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the Claims for indemnification contained therein) and (ii) set forth in reasonable detail the nature of the objections to the Claims in respect of which the objection is made.

(b)To the extent the Indemnifying Party does not object in writing (as provided in Section 6.5(a)) to the Claims contained in such Claim Notice prior to the Objection Deadline for such Claim Notice, such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the Claims for Damages set forth in such Claim Notice (and such entitlement shall be conclusively and irrefutably established) (or, in the case of any notice in which the Damages (or any portion thereof) are estimated, the amount of such Damages (or such portion thereof) as finally determined) with respect to the applicable parties against the Indemnifying Party (any such Claim, an “Unobjected Claim”). Within [**] of a Claim becoming an Unobjected Claim, the Indemnifying Party shall make the applicable payment to such Indemnified Party, subject to the limitations set forth in this Article 6.

(c)In case an Indemnifying Party timely delivers an Objection Notice in accordance with Section 6.5(a), the Indemnifying Party and the Indemnified Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims. If the Indemnifying Party and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all applicable parties (any Claims covered by such an agreement, “Settled Claims”). Any amounts required to be paid as a result of a Settled Claim shall be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within [**] of the applicable Claim becoming a Settled Claim.

(d)If no such agreement can be reached after good faith negotiation prior to [**] after delivery of an Objection Notice, then upon the expiration of such [**] period either the Indemnifying Party or the Indemnified Parties may seek to resolve such dispute pursuant to Section 8.1.

6.6Third Party Claim Procedures.

(a)If an Indemnified Party shall become aware of an indemnifiable matter arising from any claim or demand of a third party (a “Third Party Claim”), the Indemnified Party shall promptly, and in any event within [**] after it first becomes aware of facts which give rise to the basis for such claim, give written notice (a “Third Party Notice”) to the applicable Indemnifying Party, of the basis for such Third Party Claim, setting forth the nature of the claim or demand, including, if known, the estimated amount of such claim, in reasonable detail and including copies of any documents served on the Indemnified Party with respect to the Third Party Claim. Notwithstanding the foregoing, failure to notify the Indemnifying Party in accordance with this Section 6.6(a) will not relieve the Indemnifying Party of any obligation that it may have to the Indemnified Party, except to the extent the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Party’s failure to give such notice. The Indemnifying Party, upon notice to the Indemnified Party, shall have the right to assume and control the defense of such Third Party Claim for which the Indemnifying Party is obligated to indemnify pursuant to this Article 6 at its own cost and through counsel of its choosing; provided, however, that the Indemnifying Party shall not have the right to assume and control such defense: (i) if such Third Party Claim involves criminal allegations, (ii) if outside counsel advises in writing the Indemnified Party that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim that cannot be waived, (iii) if such Third Party Claim seeks relief other than monetary damages, (iv) if the Indemnifying Party failed or is failing to diligently prosecute or defend with respect to such Third Party Claim and is provided with written notice of such failure by the Indemnified Party, and such failure is not reasonably cured, or (v) if Dynavax is the Indemnifying Party and the Third Party Claim primarily relates to any Product IP. The Indemnifying Party shall from time to time apprise the Indemnified Party of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action and shall furnish the Indemnified Party with such documents and information filed or delivered in connection with such claim, liability or expense as the Indemnified Party may reasonably request. The Indemnified Party shall not admit any liability to any third party in connection with any matter which is the subject of a Third Party Notice and shall cooperate fully in the manner requested by the Indemnifying Party in the defense of such claim. Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel. If no such notice of intent to defend is given by the Indemnifying Party, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake (with counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Party) the defense of such claim, liability or expense, and shall have the right to compromise or settle such claim, liability or expense with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall furnish the Indemnifying Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Indemnifying Party in the defense of such Third Party Claim.

(b)If the Indemnifying Party is not, or becomes not, entitled to assume the defense of such Third Party Claim or shall withdraw from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnified Party’s expense, subject to the final determination of whether such expenses are indemnifiable Damages. If the Indemnified Party controls the defense of any Third Party Claim pursuant to this Section 6.6(b), the Indemnified Party shall keep the Indemnifying Party reasonably and timely apprised of all developments in and the status of such Third Party Claim, and, such Indemnified Party shall have the right to compromise or settle such claim, liability or expense as indemnifiable Damages with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that, if the Indemnified Party settles, in good faith, any Third Party Claim without the Indemnifying Party’s consent (and the absence of the consent was not due to the Indemnifying Party unreasonably withholding or conditioning its consent), then any such settlement of a Third Party Claim by the Indemnified Party not consented to by an Indemnifying Party shall not be determinative of the validity or the amount of Damages with respect to any claim for indemnification by such Indemnifying Party under this Article 6. The existence of any Third Party Claim shall not create a presumption of any breach by a Party of any of its representations, warranties or covenants set forth in this Agreement. If an Indemnified Party controls any such Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

6.7Tax Treatment of Indemnification Payments.  For all purposes hereunder, any indemnification payments made pursuant to Article 6 will be treated as an adjustment to the Consideration, except as otherwise required by applicable Law.

ARTICLE 7

DEFINITIONS

7.1Certain Definitions.  In this Agreement and any Exhibit, Disclosure Schedules or Schedule hereto, the following capitalized terms have the following respective meanings:

“Action” or “Actions” means any lawsuit, Claim, litigation, audit, investigation, mediation, legal Proceeding, administrative enforcement Proceeding or arbitration Proceeding, in each case, by or before any Person.

“Additional Payment” means $4,000,000, all of which is being paid to reimburse Dynavax for clinical trial expenses incurred on [**].

“Additional Payment Date” means December 30, 2020.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the Person, whether (i) through direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign entity in a particular jurisdiction) of the voting stock or other ownership interest in such corporation or other entity, or (ii) by contract.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 5.4(a).

“Anti-Corruption Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, and the related regulations and published interpretations thereunder.

“Applicable Accounting Standards” means (i) with respect to TriSalus and its Affiliates, GAAP on a basis consistent with TriSalus’ audited financial statements, and (ii) with respect to Product Sublicensees, GAAP (or applicable international generally-accepted accounting principles), consistently applied by the Product Sublicensee.

“Assignment Agreements” means any agreement with Third Parties (other than an Inventor) assigning right, title or interest to the Product Patents.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, executed as of the date hereof, by and between the Parties attached hereto as Exhibit A.

“Assumed Contracts” means those Contracts listed on Schedule A.

“Assumed Liabilities” means only the following Liabilities:

(i)All Dynavax obligations under the Assumed Contracts that are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Dynavax on or prior to the Closing, other than Dynavax’s obligation to prepare a clinical study report with respect to the DV3-MEL-01 Clinical Trial and complete activities associated with closure of clinical sites from the DV3-MEL-01 Clinical Trial (which, for avoidance of doubt, will remain obligations of Dynavax following the Closing); and

(ii)All Dynavax obligations under the SD-101 IND that are required to be performed after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Dynavax on or prior to the Closing;

Provided, for the avoidance of doubt, this definition shall exclude any Liabilities accruing on or prior to Closing.

“Auditor” means an independent public accounting firm of nationally recognized standing mutually selected by TriSalus and Dynavax.

[**]

“Bill of Sale” means the bill of sale in Exhibit B hereto.

“Business Day” means a day other than a Saturday, Sunday or national holiday on which commercial banks in the State of New York, United States or the State of California, United States are open for the transaction of commercial banking business.

“Cap” has the meaning set forth in Section 6.3(a).

“cGMP” means the then-current standards for Good Manufacturing Practices, as defined in FDA rules and regulations or as defined in another Governmental or Regulatory Authority’s rules and regulations, that apply to the manufacture of Compound or Product, including (i) the United States regulations set forth in Title 21 of the United States Code of Federal Regulations Parts 11, 210, and 211 and the corresponding regulation of any other applicable Governmental or Regulatory Authority, (ii) the International Organization for Standardization (ISO) 13485, and (iii) all additional Governmental or Regulatory Authority documents that correspond to, replace, amend, modify, supplant, or complement any of the foregoing.

“Change of Control” means, with respect to Dynavax, (i) a merger, reorganization or consolidation pursuant to which the holders of Dynavax’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the surviving or resulting entity (or its ultimate parent, if applicable), (ii) the acquisition of all or a majority of the outstanding voting stock of Dynavax in a single transaction or a series of related transactions by a Person or group of Persons or (iii) the sale of all or substantially all of the assets of Dynavax.

“Claim” means a claim for Damages.

“Claim Notice” means a written notice given by an Indemnified Party to the Indemnifying Party that the Indemnified Party is proposing a claim made in good faith.

“Clinical Trials” means: [**].

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Milestone Payment” has the meaning set forth in Section 2.3(b).

“Combination Product” means any Product that (i) contains a Compound as an active ingredient together with one or more other active ingredients that are not a Compound formulated together (i.e., a fixed dose combination) or (ii) contains a Compound that is delivered by means of an Other Delivery Device.

“Commercialize” and “Commercialization” means, without distinction, all pharmaceutical commercialization activities, including manufacture for commercial use, marketing, promoting, distributing, importing, exporting, offering for sell, and/or selling of SD-101 or Product(s), as well as conducting all associated post-launch regulatory activities (including medical affairs oversight) relating to SD-101 or Product(s).

“Competing Product” has the meaning set forth in Section 5.2(d).

“Compound” means (i) Dynavax’s SD-101 Toll Like Receptor 9 agonist compound, (ii) any prodrug, metabolite, salt, ester and other functional derivative, enantiomer, isomer, polymorph, or any other form, hydrate, or solvate of the compound described in the preceding subclause (i), or (iii) any modification, variant or derivative of the compound described in the preceding subclause (i) that contains the nucleotide sequence thereof, including any conjugates [**] (excluding, for purposes of clarity, [**]), in each case whether (x) existing on the Closing Date, (y) developed, generated or synthesized by or on behalf of any Milestone Obligor or any of its Affiliates after the Closing or (z) acquired by any Milestone Obligor or any of its Affiliates after the Closing.

“Confidential Information” has the meaning set forth in Section 5.3(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of July 26, 2019, between the Parties, as amended.

“Conflict” has the meaning set forth in Section 4.1(c).

“Consideration” has the meaning set forth in Section 2.1.

“Contract” means any written or oral contract, agreement or instrument, including supply contracts, licenses, understandings or commitments, customer agreements, subcontracts, leases of personal property, notes, guarantees, pledges or conditional sales agreements to which the Person referred to is a party or by which any of its assets are bound.

“Control” means, whether arising by ownership, license or otherwise: with respect to Product Know-How and Dynavax, that Dynavax or its Current Affiliates possesses the rights to disclose and deliver the Product Know-How to TriSalus under this Agreement without violating the terms of any agreement under which Dynavax or its Current Affiliates as of the date hereof holds rights in such Product Know-How.

“Controlled Group” means Dynavax and any trade or business, whether or not incorporated, which is treated together with Dynavax as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

“Cover,” “Covering” or “Covered” means, with respect to a product, technology, process, method, or mode of administration that, in the absence of ownership of or a license granted under a particular Valid Claim, the manufacture, use, offer for sale, sale, or importation of such product or the practice of such technology, process, method, or mode of administration would infringe such Valid Claim or, in the case of a claim that has not yet issued, would infringe such claim if it were to issue and become a Valid Claim.

“Current Affiliate” means any Person that is an Affiliate of Dynavax as of the date of this Agreement.

“Damages” means all damages, losses, injuries, penalties, fines, forfeitures, judgments, awards, costs, charges, costs and expenses of any nature (including court costs, reasonable out-of-pocket legal, accountants’, consultants’ and experts’ fees, charges, Liabilities and other costs and expenses incident to any Proceedings or investigation or the defense of any Claim (whether or not litigation has commenced)) that have been incurred or properly paid; provided, however, that (i) “Damages” shall not include any punitive damages (except to the extent paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim); and (ii) for purposes of computing the amount of Damages incurred or paid by a Person, there shall be deducted an amount equal to the amount of indemnification payments, contribution payments or reimbursements that are received by such Person or any of such Person’s Affiliates in connection with such Damages or the circumstances giving rise thereto; provided, however, that no Indemnified Party shall have an obligation to seek such payments or reimbursements.

“Develop” or “Development” means without distinction, all pharmaceutical development activities, including manufacturing for development purposes, test method development and stability testing, assay development and audit development, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies, packaging development, regulatory affairs, and the preparation, filing, and prosecution of regulatory filings as necessary to obtain Regulatory Approval to market and/or sell SD-101 or Product(s).

“Development Milestone Payment“ has the meaning set forth in Section 2.3(a).

“Diligent Efforts” means those efforts consistent with normal business practices that a company within the pharmaceutical industry would reasonably devote to a product at a similar stage in its development or product life of similar market potential or profit potential resulting from its own research efforts, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche, all based on conditions then prevailing. Diligent Efforts will be determined on a country-by-country and Indication-by-Indication basis for the applicable Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Product (as applicable) and the market or country involved.

“Disclosure Schedules” has the meaning set forth in Section 4.1.

“Domain Names” means domain names, uniform resource locators, other names and locators associated with the Internet, and applications or registrations for the foregoing.

“Dosed” means a patient enrolled and randomized in a Phase 1 Clinical Trial or Phase 2 Clinical Trial, as applicable has been administered a Product or a placebo, in any case in accordance with the protocol for such Phase 1 Clinical Trial or Phase 2 Clinical Trial, as applicable.

“Dynavax Assets” has the meaning set forth in Section 1.1(b)(i).

[**]

“Dynavax” has the meaning set forth in the preamble.

“Dynavax Indemnified Parties” has the meaning set forth in Section 6.1(b).

“Dynavax Retained Rights” has the meaning set forth in Section 1.8(a).

“EMA” means the European Medicines Agency or any successor agency.

“Employee Benefit Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, (iii) all employment, individual consulting, executive compensation, or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, severance, sick leave, vacation, recreation, retirement, pension, loans, salary continuation, health, medical, dental, vision, accident, disability, cafeteria, life insurance and educational assistance plans, policies, agreements or arrangements, and (iv) any collective bargaining agreement or union contract, in each case, whether written or unwritten and whether or not subject to ERISA, that are sponsored or maintained by Dynavax or any member of the Controlled Group for the benefit of current or former employees or current or former consultants, independent contractors or directors of Dynavax or any of its subsidiaries or with respect to which Dynavax or any of its subsidiaries has any Liability.

“Employee Liabilities” means any and all Liabilities, whenever or however arising, including all costs and expenses relating thereto arising under Contract, Law or Permit, Order or any award of any arbitrator of any kind relating to any Employee Benefit Plan, employment agreement, natural person consulting or independent contractor agreement, or otherwise relating to an employee or other natural person service provider and his or her potential or actual service or employment with Dynavax or any member of the Controlled Group.

“Enforceability Exception” has the meaning set forth in Section 4.1(b).

[**]

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Liabilities” means all Liabilities of Dynavax and its Affiliates (other than the Assumed Liabilities) arising from (i) Dynavax’s use of the Intellectual Property licensed to Dynavax under Section 1.3(a) from and after the Closing and (ii) Dynavax’s ownership or use of the Product Assets or the conduct of the Product Operations on or prior to Closing including, but not limited to:

(i)all Liabilities relating to Excluded Assets;

(ii)except as set forth in Section 5.4(b) with respect to Straddle Period Taxes or Section 5.7(c) with respect to TriSalus’ portion of the Transfer Taxes, all Liabilities of Dynavax or any Affiliate of Dynavax for Taxes for any Tax period or portion thereof, including all Taxes attributable to the Product Operations or Product Assets for any Tax period or portion thereof ending on or prior to the Closing Date;

(iii)all Liabilities of Dynavax or any of its Affiliates for product liability, infringement or misappropriation arising from the clinical trials of the Product or Product Operations conducted by or for Dynavax on or prior to Closing;

(iv)all Employee Liabilities;

(v)any Liabilities that arose or were incurred under any Assumed Contract on or prior to Closing or that relate to any failure to perform, improper performance, warranty or other breach, default or violation by Dynavax on or prior to the Closing; and

(vi)[**].

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“FDA Transfer Letter” means the letters respectively authorizing and receiving the transfer of the SD-101 IND from Dynavax to TriSalus, attached as Exhibit C.

“FDC Act” means the U.S. Federal Food, Drug, and Cosmetic Act of 1938, as it may be superseded or amended from time to time.

“First Commercial Sale” means, with respect to a Product and a country, the first sale for monetary value for use or consumption by the end user of such Product in such country after Marketing Approval for such Product has been obtained in such country (to the extent necessary in such country). Sales prior to receipt of Marketing Approval for such Product, such as “treatment IND sales”, “named patient sales” and “compassionate use sales” shall not be construed as a First Commercial Sale.

“Fiscal Year” means the period from January 1 of a calendar year through December 31 of the same calendar year.

“FTC” means the Federal Trade Commission or any successor agency thereto.

“Fundamental Representations” means the representations and warranties contained in Sections 4.1(a) (“Organization and Existence”), 4.1(b) (“Authority and Approval”), 4.1(e) (“Taxes”), 4.1(f) (“Title”) and 4.1(n) (“Brokers”).

“GAAP” means generally accepted accounting principles in the United States.

“GLP” means good laboratory practices as outlined in 21 C.F.R. Part 58.

“Governmental or Regulatory Authority” means any U.S. or non-U.S. federal, state, local or other governmental, administrative or regulatory (including self-regulatory) authority, body, agency, court, tribunal or similar entity or any instrumentality of any of the foregoing, including the FDA, the EMA, the PMDA and the FTC.

“IND” means (i) an Investigational New Drug Application, as defined in the FDC Act and the regulations promulgated thereunder, which is required to be filed with the FDA before beginning clinical testing of a product in human subjects, or any successor application or procedure, (ii) all supplements and amendments that may be filed with respect to the foregoing and (iii) all equivalents of the foregoing in any jurisdiction outside the United States.

“Indemnified Party” means any Party entitled to indemnification hereunder.

“Indemnifying Party” means the Party from whom indemnification is claimed.

“Indication” means, with respect to a Product, a use to which such Product is intended to be put for the treatment, prevention or cure of a distinct disease or condition that is recognized by the applicable Governmental or Regulatory Authority as a disease or condition, subject to the following: (i) a single Indication would include the primary disease and all variants or sub-divisions or sub-classifications within such primary disease (a non-limiting example of which is that breast cancer would be a single Indication, regardless of type of breast cancer), and regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used and (ii) moving from one line of therapy to another for the same disease or condition will be considered to be a new Indication (a non-limiting example of which is moving from second line therapy to first line therapy).

“Intellectual Property Rights” means any and all of the following and any and all rights associated with the following, in any jurisdiction throughout the world, by whatever name or term known or designated, whether arising by operation of Law, Contract or otherwise:

(i)Patents;

(ii)Trademarks;

(iii)Domain Names;

(iv)all copyrights, mask work rights, moral rights and common-law rights thereto, and all applications, registrations and renewals in connection therewith throughout the world;

(v)all rights in databases and data collections;

(vi)all trade-secret rights, including Product Know-How, and all other rights in, to or associated with the protection of confidential or proprietary Know-How;

(vii)all similar, corresponding or equivalent rights to any of the foregoing anywhere in the world;

(viii)all inventions existing in any of the foregoing; and

(ix)all rights to sue for past, present or future infringement, violations or misappropriation of any of the foregoing anywhere in the world.

“Intravascular Regional Drug Delivery” means the delivery of a therapeutic via the bloodstream targeting a specific organ or solid tumor (e.g., the liver or in a specific region in the body where a tumor is located), but specifically excluding intratumoral injection by needle and general IV infusion.

“Inventor” means each of the named inventors of each of the Product Patents, as well as any inventor who should be or should have been named on each of the Product Patents.

“Inventor Assignment Agreement” means an agreement by Dynavax or its Affiliate with the respective Inventor assigning all right, title and interest to the Product Patents. For clarity, any agreement with an employee or contractor of Dynavax or its Affiliate that provides for the general assignment of inventions made in the course of employment by or providing services to Dynavax or its Affiliate shall not be an “Inventor Assignment Agreement.”

“Inventory” means all inventories of raw and pack materials, work-in-process, finished goods, warehoused stock, supplies and packaging materials relating exclusively to the Product.

“IP Representations” means those representations and warranties of Dynavax set forth in Section 4.1(m) (including the related portions of the Disclosure Schedules).

“Know-How” means any and all technical or business information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, data, discoveries, improvements, modifications, inventions, know-how, trade secrets or other information related to the research, manufacture, preparation, development or commercialization of a product or technology, whether or not embodied in any documentation or other tangible materials, or results, patentable or otherwise, including physical, chemical, biological, toxicological, pharmacological, safety, and pre-clinical and clinical data, dosage regimens, control assays, and product specifications; provided that if Know-How is embodied in tangible materials, including biological materials, chemical compounds or the like, such tangible materials shall be deemed included within the Know-How.

“Knowledge” means, in the case of Dynavax, the actual knowledge, after reasonable inquiry, of [**] and in the case of TriSalus, the actual knowledge, after reasonable inquiry, of [**] (each such individuals of Dynavax and TriSalus, “Knowledge Individuals”). With respect to matters involving Intellectual Property Rights, Knowledge does not require that the Knowledge Individuals have conducted, obtain or have obtained any new freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such new inquiries, opinions or searches will be imputed to such Knowledge Individuals or the direct reports of any of the foregoing.

“Laws” means any non-U.S. or U.S. federal, state or local law, statute, rule, regulation, administrative ruling, ordinance, Order or process (including any zoning or land use law, building code, environmental law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors or of any Governmental or Regulatory Authority), including regulations promulgated by the FDA and the FTC.

“Liability” or “Liabilities” means, with respect to any Person, any liability or obligation of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including but not limited to accounts payable, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations, and all other liabilities and obligations of such Person or any of its subsidiaries or Affiliates, regardless of whether such liabilities or obligations are required to be reflected on a balance sheet in accordance with GAAP.

“License Grants” means licenses, sublicenses or other Contracts (whether royalty bearing or non-royalty bearing) under which rights in any Product IP have been granted to any Person by any of (i) Dynavax, (ii) any Current Affiliate, (iii) any other Person that, at the time of the execution of the license, sublicense or other Contract, is or was an Affiliate of Dynavax, and (iv) any predecessor owner of Product IP.

“Lien” means any means any lien, statutory lien, pledge, mortgage, security interest, Claim, encumbrance, restriction on use or transfer, easement, right of way, option, conditional sale or other title retention agreement of any kind or nature. In the case of an Intellectual

Property Right that is subject to any in-license or out-license, “Lien” includes the terms and conditions of such in-license or out-license.

“Look-Back Date” means the date that is [**] prior to the Closing Date.

“made available” means that Dynavax has provided to TriSalus that material in question, on before the second (2nd) Business Day prior to the date hereof, other than material that was delivered to TriSalus at the request of TriSalus made during such period.

“Marketing Approval” means all approvals, licenses, registrations or authorizations of the applicable Governmental or Regulatory Authority(ies) in a jurisdiction necessary for the manufacture, use, storage, import, marketing and sale of a product in such jurisdiction. For jurisdictions where governmental or other similar approval of pricing and/or reimbursement is required for marketing in such jurisdiction, Marketing Approval shall not be deemed to occur until such pricing or reimbursement approval is obtained.

“Milestone” means a Development Milestone or Commercial Milestone, as applicable.

“Milestone Information” has the meaning set forth in Section 2.7(b).

“Milestone Obligor” means each of (i) TriSalus or any of its subsidiaries or Affiliates, or (ii) any joint venture partner, collaborator, licensee, co-promoter, assignee or any other Person who has acquired applicable Product IP from any of the Persons set forth in clause (i) and assumed responsibility or been delegated responsibility or granted rights for the Development or Commercialization of SD-101 or any other Products, but excluding any contract manufacturer of a Product or contractor, or other service provider that is providing services ancillary to (but not constituting) Development or Commercialization of Products on behalf of TriSalus or any of its subsidiaries or Affiliates.

“Milestone Payment” means a Development Milestone Payment or Commercial Milestone Payment, as applicable.

“NDA” means (i) a New Drug Application for any product requesting permission to market a drug in accordance with 21 C.F.R. Part 314, and all supplements or amendments filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are reasonably necessary for FDA approval to market a product in the United States and (ii) all equivalents of the foregoing in any jurisdiction outside of the United States, including, without limitation, any marketing authorization application filed with the applicable Governmental or Regulatory Authority in [**].

“Net Sales” means the net sales recorded by TriSalus, its Affiliates, or Product Sublicensees (each a “Selling Entity”) for sales or dispositions of Products to Third Parties (other than Product Sublicensees) in bona fide arm’s length transactions, as determined in accordance with Applicable Accounting Standards and as reported in TriSalus’ audited financial statements, if available, or, if at such time TriSalus does not obtain audited financial statements as a matter of course, then as reported in TriSalus’ unaudited financial statements. The recorded net sales shall be equal to gross sales minus appropriate deductions, each to the extent actually incurred, allowed, taken or paid and not otherwise recovered, which shall be booked on an accrual basis by the Selling Entity, in accordance with Applicable Accounting Standards, including the following deductions: (i) all trade, cash and quantity credits, discounts, refunds or government rebates; (ii) amounts for claims, allowances or credits for returns or recalls, retroactive price reductions, or chargebacks; (iii) packaging, handling fees and prepaid freight, sales taxes, duties and other similar governmental charges (including value-added tax); (iv) provisions for uncollectible accounts (provided that any such amounts collected will be added back); (v) annual fees paid pursuant to the Patient Protection and Affordable Care Act, reasonably allocated to the Products; (vi) compulsory payments, adjustments, credits and cash rebates paid to a Governmental or Regulatory Authority (or agent thereof) pursuant to applicable Law, including fees as a result of healthcare reform policies; and (vii) price adjustments, allowances, credits, chargeback payments, discounts, rebates, fees, reimbursements or similar payments granted to group purchasers, specialty pharmacies, wholesalers, distributors, managed health care organizations, pharmacy benefit management companies, health maintenance organizations and any other providers of health insurance coverage, health care institutions (including hospitals), or to any Governmental or Regulatory Authority, each to the extent customary and actually paid or given.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. For the removal of doubt, Net Sales will not include sales between or among Selling Entities for resale; provided that if such sales are made for purposes of resale, Net Sales will include the amounts invoiced by the purchasing entity (TriSalus, its Affiliate or Product Sublicensee, as applicable) to Third Parties that are not Selling Entities on the resale of such Product. The supply of Products free of charge (including for patient access programs or indigent or similar public support or compassionate use programs), as commercial samples, for use in clinical studies or to Third Parties for evaluation purposes shall not be included in the calculation of Net Sales.

(i)If a Product is sold as part of a Combination Product, then Net Sales for such product shall be determined by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Product when sold separately in finished form, in each case, in the applicable country during the applicable Fiscal Year, and B is the weighted average sale price of the other active compound or ingredient in the Combination Product sold separately in finished form and/or the Other Delivery Device, in each case, in the applicable country during the applicable Fiscal Year.

(ii)If the weighted average sale price of a Product can be determined but the weighted average sale price of the other active compound or ingredient and/or the Other Delivery Device in the Combination Product cannot be determined, in each case, in the applicable country during the applicable Fiscal Year, then Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product, in each case, in the applicable country during the applicable Fiscal Year.

(iii)If the weighted average sale price of the other active compounds or ingredients and/or Other Delivery Device in the Combination Product can be determined but the weighted average sale price of such Product cannot be determined, in each case, in the applicable country during the applicable Fiscal Year, Net Sales for such product shall be calculated by multiplying the net sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the other active compound or ingredient and/or Other Delivery Device in the Combination Product when sold separately in finished form and C is the weighted average sale price of the Combination Product, in each case, in the applicable country during the applicable Fiscal Year.

(iv)If the weighted average sale price of both a Product and the other active compound or ingredient and/or Other Delivery Device in the Combination Product cannot be determined, then Net Sales for such Product shall be mutually agreed by the Parties in writing based on the relative values of each of the components in such Combination Product.

[**]

“Non-Assert Patents” means, collectively, the following: (i) [**], (ii) [**], (iii) [**]. and (iv) any patent or patent application owned or controlled by Dynavax in a foreign jurisdiction that is a counterpart of any of the Patents listed in clauses (i) through (iii) hereof, or claims priority thereto.

“Nondisclosure Agreements” means any nondisclosure, confidentiality or similar agreements in effect as of the date of this Agreement to which Dynavax is a party, which primarily relate to the Product Assets, SD-101 or any other Product, or the Clinical Trials.

“Non-Paying Party” has the meaning set forth in Section 5.4(b).

“Non-Scheduled License Grants” has the meaning set forth in Section 4.1(m)(ii).

“Non-transferable Assets” has the meaning set forth in Section 1.7.

“Objection Deadline” has the meaning set forth in Section 6.5(a).

“Objection Notice” has the meaning set forth in Section 6.5(a).

“Order” means and includes any writ, law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered into by any Governmental or Regulatory Authority.

“Ordinary Course of Business” means the ordinary course of business of Dynavax consistent with Dynavax’s past custom and practice.

“Organizational Document” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) operating agreement, limited liability company agreement, or similar document governing a limited liability company; (iii) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (iv) any amendment to any of the foregoing.

“Orphan Drug Exclusivity” means the exclusivity that may be granted under 21 C.F.R. Part 316 for the development of products intended to diagnose or treat rare diseases or conditions or comparable exclusivity granted under the laws of any jurisdiction other than the U.S.

“Other Delivery Device” means any device used to enable delivery of a Compound, including PEDD.

“Owned Product IP” means (i) all of the Patents listed in Schedule C, and (ii) all other Product IP owned or purported to be owned by Dynavax or its Current Affiliates.

“Parties” has the meaning set forth in the preamble.

“Party” has the meaning set forth in the preamble.

“Patent Assignment Agreement” means the Patent Assignment Agreement, executed as of the date hereof, by and between the Parties attached hereto as Exhibit D.

“Patents” means (i) all patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, and (ii) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Patent Documents” means all (i) prosecution files and docketing reports for each of the Product Patents; (ii) Assignment Agreements and all Inventor Assignment Agreements; (iii) documents, records and files in the possession or control of Dynavax, its counsel or its agents (and including any and all of each Inventor) with respect to (A) the conception and reduction to practice (and diligence in reduction to practice) of the inventions of any of the Product Patents, or (B) the filing, prosecution, registration, continuation, continuation-in-part, reissuance, correction, enforcement, defense, and maintenance of the Product Patents; and (iv) all other material documentation or information in the possession or control of Dynavax, its Affiliates or its or their counsel or agents related to the Product Patents and excluding any documents or information in this “(iv)” which are subject to attorney-client privilege if providing such documents or information to TriSalus cannot be accomplished in a manner that protects such privilege.

“Paying Party” has the meaning set forth in Section 5.4(b).

“PEDD” means the pressure-enabled drug delivery device manufactured and sold by TriSalus as of the Closing for the treatment of solid tumors in various cancer indications.

“Permits” means any license, permit, registration, listing, approval, qualification, letter, authorization, certificate of authority, qualification, NDA, IND or similar document or authority issued or granted by any Governmental or Regulatory Authority or pursuant to any Law.

“Permitted Liens” means (i) Liens for Taxes or similar governmental assessments and charges (1) not yet due and delinquent, or (2) that are being contested in good faith through appropriate proceedings and for which adequate reserves have been established, (ii) Liens referred to in the Assumed Contracts, (iii) in the case of an Intellectual Property Right that is subject to any non-exclusive in-license or out-license, the terms and conditions of such in-license or out-license as apparent from the face of such license and the license is included in any Material Contract set forth on Section 4.1(i)(i) of the Disclosure Schedules, in any Contract set forth on Section 4.1(m)(i) or 4.1(m)(ii) of the Disclosure Schedule, or in any Non-Scheduled License Grant and in each case do not materially impair or limit the use, value or marketability of the property which they encumber, or (iv) covenants, conditions, restrictions and other matters affecting the Product Assets that are specifically disclosed on Schedule E and do not materially impair or limit the use, value or marketability of the property which they encumber.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, government, Governmental or Regulatory Authority, court or arbitrator, or any other entity whatsoever, including any business unit of such Person.

“Phase 1 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) (or any amended or successor regulation), or a Phase I study as defined in the ICH E8 Guideline (or any amended or successor regulations), or an equivalent study as defined in comparable regulations in any country or jurisdiction outside the U.S. (or any amended or successor regulations).

“Phase 2 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or any amended or successor regulation), or a Phase II study as defined in the ICH E8 Guideline (or any amended or successor regulations), or an equivalent study as defined in comparable regulations in any country or jurisdiction outside the U.S. (or any amended or successor regulations).

“Phase 3 Clinical Trial” means a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or any amended or successor regulation), or a Phase III study as defined in the ICH E8 Guideline (or any amended or successor regulations), or an equivalent study as defined in comparable regulations in any country or jurisdiction outside the U.S. (or any amended or successor regulations).

“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or any successor entity thereto.

“Post-Closing Operation Obligations” mean the following Liabilities of TriSalus or any of its Affiliates arising on or after the Closing:

(i)all Liabilities for infringement or misappropriation, to the extent arising out of any Product, whether sold or used as part of a combination product, sold for use or used with PEDD or sold or used separately, in each case that was sold or used in clinical trials after the Closing;

(ii)all Liabilities arising by reason of any violation or alleged violation of any Law on or after the Closing by TriSalus or its Affiliates to the extent arising out of TriSalus’ and its Affiliates’ conduct of the Product Operations after the Closing;

(iii)any product liability, liability for adverse reactions, liability for recalls, liability for product and packaging complaints for any Product sold or used in clinical trials on or after the Closing, whether direct or as a result of successor liability, all other Liabilities to the extent that they arise out of TriSalus’ or any of its Affiliates’ conduct of the Product Operations after the Closing (including claims related to or arising from product expirations, death, personal injury or other product liabilities, in each case to the extent relating to events or transactions occurring on or after the Closing);

(iv)all liabilities related to the preparation, filing, prosecution, enforcement and maintenance of the Purchased Assets and TriSalus IP throughout the world on or after the Closing; and

(v)any Liabilities arising out of the ownership or operation of the Product Assets that accrue after the Closing;

in each case, to the extent such Liabilities are not Excluded Liabilities.

“Proceeding” means any suit, Claim, complaint, investigation, litigation, audit, proceeding or arbitration by or before any Person.

“Product” means any product containing or comprising a Compound as an active ingredient in any form, formulation, dose or mode of administration, including any such product also containing or including any kit, article of manufacture, composition of matter, material, compound, component, product or process other than a Compound.

“Product Assets” means all of the Purchased Assets.

“Product Claim” means (a) a claim of an issued and unexpired Patent within the Product IP that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise, or (b) a claim in any pending Patent within the Product IP that has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such claim, or any other claim that is not patentably distinct, has not been pending more than [**] from the priority date of such application (but if such pending claim with a pendency of [**] or longer subsequently issues it will be considered a Product Claim upon issuance, but without retroactive effect).

“Product IP” means (i) the Product Patents and (ii) all non-Patent Intellectual Property Rights that relate to SD-101 or any other Compounds or Products, provided, for purposes of clarity, that Product IP excludes (a) all Domain Names and (b) all Trademarks.

“Product Know-How” means all Know-How Controlled by Dynavax as of the Closing that is used or held for use in, is reasonably necessary for, or was generated in, the Product Operations. For clarity, Product Know-How does not include any Intellectual Property Rights in any of the foregoing or any Know-How included in the Excluded Assets.

“Product Operations” means, as conducted by Dynavax and its Current Affiliates, or any Affiliates of Dynavax prior to the date of this Agreement, at any time prior to the Closing (except as expressly provided elsewhere in this Agreement), the development (including all non-clinical, pre-clinical and clinical studies), manufacture, formulation, testing, use, distribution, marketing, sale, promotion and other commercialization and exploitation of SD-101, excluding, for purposes of clarity, compound discovery, identification or optimization activities to the extent such activities relate to products and compounds other than SD-101.

“Product Patents” means each of the following, whether or not pending, issued, expired, withdrawn, rejected, canceled, abandoned or closed: (i) the Patent applications and Patents listed on Schedule C, and (ii) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, any and all patents or certificates of invention issuing thereon, and any and all reissuances, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

“Product Sublicense” means the grant to a Third Party of a license or other right under the Purchased Assets (including an agreement not to assert) to use, offer for sale or sell any Product; provided that such right consists of more than the mere right to purchase the Product from TriSalus, its Affiliates and/or other Third Party that is a Product Sublicensee (a) for resale or (b) to provide services on behalf of TriSalus, its Affiliates and/or Product Sublicensees. For the avoidance of doubt, (i) the grant of distribution rights to Third Party distributors who purchase the Product from TriSalus, its Affiliates and/or other Third Party that is a Product Sublicensee at a transfer price that does not vary with such distributors’ sales and do not pay to TriSalus, its Affiliates and/or a Product Sublicensee any additional consideration based on the amounts received by distributors’ on their sales of Product are not “Product Sublicenses”, (ii) the grant of manufacturing rights to Third Party contract manufacturers for the purpose of manufacturing Product for TriSalus, its Affiliates and/or Third Party that is a Product Sublicensee are not “Product Sublicenses” or (iii) the grant of a license or other right under the Product IP to Third Parties by TriSalus and/or its Affiliates solely for purposes of providing services to TriSalus and/or its Affiliates where TriSalus or its Affiliate, not such Third Parties, recognize revenues from Product sales are not “Product Sublicenses.”

“Product Sublicensees” means (i) a Third Party to whom TriSalus and/or its Affiliates have granted a Product Sublicense, and (ii) any further Third Party to whom a further Product Sublicense has been granted by, or under the authority of, a Product Sublicensee described in clause (i).

“Purchased Assets” has the meaning set forth in Section 1.1.

“Recipient” has the meaning set forth in Section 2.6.

“Regulatory Approval” means, with respect to a Product, the SD-101 IND and any and all approvals (including marketing authorizations from the FDA or any similar Governmental or Regulatory Authority and supplements and amendments thereto), licenses, registrations (except manufacturing establishment registrations, wholesale drug licenses and controlled substance permits), designations or authorizations of any Governmental or Regulatory Authority necessary to commercially distribute, sell or market a Product, as applicable, together with any applications, renewals, extensions, or modifications thereof and additions thereto, and including, where applicable, (a) pricing or reimbursement approvals, (b) pre- and post-approval Marketing Approvals, and (c) labeling approvals.

“Regulatory Documentation” means all books, records, files, documents, data, information and correspondence of Dynavax or its Current Affiliates to the extent (A) relating to the Compounds, Products, Product Assets and/or Assumed Liabilities, (B) are used or held for use in the Product Operations or (C) were generated in the conduct of the Product Operations, including (only to such extent) (i) all records with respect to supply sources; (ii) all non-clinical, pre-clinical and clinical study data referenced in the SD-101 IND and all such data generated since the filing of the SD-101 IND relating to the development or manufacturing of SD-101 or any other Compounds or Products and any materials used in connection therewith, including all raw data relating to any such studies, all case report forms relating thereto, all statistical programs developed (or modified in a manner to the use or function thereof) to analyze such data, and all investigator brochures for such studies; (iii) all market research data, market intelligence reports, statistical programs (if any) used for marketing and sales research with respect to the Products; (iv) promotional, advertising and marketing materials, sales forecasting models, medical education materials, sales training materials, web site content and advertising and display materials relating to the Products; (v) all records, including vendor and supplier lists, manufacturing records, sampling records, standard operating procedures and batch records, related to the manufacturing process for SD-101 or any other Product; (vi) all data contained in laboratory notebooks to the extent relating to SD-101 or any other Compounds or Products or relating to the biological, physiological, mechanical or formula properties of any of the foregoing; (vii) all adverse experience reports and files related thereto (including source documentation) and all periodic adverse experience reports and all data contained in electronic data bases relating to periodic adverse experience reports with respect to SD-101 or the Product; (viii) all analytical and quality control data relating to SD-101 or the Product; and (ix) all correspondence, minutes or other communications with the FDA or any other Governmental or Regulatory Authority relating to SD-101 owned or held by Dynavax or any of its Current Affiliates as of or prior to the Closing other than any Excluded Assets. For the avoidance of doubt, Regulatory Documentation shall not include any Excluded Assets.

“Related Agreements” means the Bill of Sale, Assignment and Assumption Agreement and the Confidentiality Agreement and any agreement, document or instrument entered into or delivered in connection with this Agreement and the Transactions.

“Restricted Business” has the meaning set forth in Section 5.2(d).

“Restricted Period” has the meaning set forth in Section 5.2(d).

“Royalty Payment” means any payment made to Dynavax pursuant to Section 2.5(a).

“Royalty Term” has the meaning set forth in Section 2.5(b).

“Scientific Expert” has the meaning set forth in Section 2.7(h).

“SD-101” means that certain Product comprising as the sole active ingredient the compound that is the subject of the SD-101 IND as of the date hereof, and identified by the sequence set forth in Schedule E.

“SD-101 IND” means, collectively, [**], including all amendments and supplements thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Selected Expert” has the meaning set forth in Section 2.7(h).

“Settled Claims” has the meaning set forth in Section 6.5(c).

“Straddle Period Tax” has the meaning set forth in Section 5.4(b).

“Tax” or “Taxes” means any all federal, provincial, territorial, state, municipal, local, foreign or other taxes (including imposts, rates, levies, assessments and other charges, in each case in the nature of a tax), including all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties, together with all interest, penalties and additions to tax (and additional amounts imposed with respect to such amounts).

“Tax Contest” has the meaning set forth in Section 5.4(d).

“Tax Return” means all U.S. federal, state, local, provincial and non U.S. returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents and any amendments thereof (including any related or supporting information or schedule attached thereto) filed or required to be filed with any applicable Governmental or Regulatory Authority in connection with the determination, assessment or collection of any Tax.

“Third Party” means any Person other than Dynavax or TriSalus or an Affiliate of Dynavax or TriSalus.

“Third Party Claim” has the meaning set forth in Section 6.6(a).

“Third Party Notice” has the meaning set forth in Section 6.6(a).

“Trademarks” means all trademarks, trade names, corporate names, service marks, brand names, logos, trade dress, slogans, and other indicia of source or origin together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated with the foregoing and all common-law rights thereto, as well as all applications, registrations and renewals in connection therewith.

“Transactions” means the transactions contemplated pursuant to this Agreement and the Related Agreements.

“Transfer Taxes” has the meaning set forth in Section 5.4(c).

“Transferred Permits” has the meaning set forth in Section 2.1(h).

“TriSalus” has the meaning set forth in the preamble.

“TriSalus Indemnified Parties” has the meaning set forth in Section 6.1(a).

“Unobjected Claim” has the meaning set forth in Section 6.5(b).

“Update Report” has the meaning set forth in Section 2.7(c).

“Up-Front Payment” means $5,000,000.

“U.S.” means the United States of America.

“Valid Claim” means a claim of an issued and unexpired Patent that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; provided, however, that if a claim of a pending patent application will not have issued within [**] after the earliest filing date from which such claim takes priority, then such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a patent issues with such claim.

ARTICLE 8

MISCELLANEOUS

8.1Governing Law; Jurisdiction and Venue.  This Agreement, and all Claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement or any Related Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

8.2Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been duly given upon the earlier of actual receipt or (i) personal delivery to the party to be notified, (ii) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next Business Day or (iii) on the next Business Day when sent by overnight courier or on the third Business Day after being sent when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(1)	If to Dynavax, to:

Dynavax Technologies Corporation
2100 Powell Street, Suite 900
Emeryville, CA 94608
Attention: Chief Executive Officer
Fax: [**]

with a copy (which will not constitute notice to Dynavax) to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: [**]
Email: [**]
Fax: [**]

(2)If to TriSalus, to:

TriSalus Life Sciences

6272 W. 91st Avenue

Westminster, CO 80031

Email: [**]

Attn: [**]

with a copy (which shall not constitute notice to TriSalus) to:

Haug Partners LLP
745 Fifth Avenue
New York, NY 10151
Email: [**]
Attn: [**]

Ballard Spahr LLP
5480 Valmont Road, Suite 200
Boulder, CO 80301
Email: [**]
Attn: [**]

8.3Amendments and Waiver.

(a)This Agreement may be amended, superseded, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the Parties hereto or, in the case of a waiver, by the Party against whom the waiver is to be effective. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law (i) no Claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the Claim or right unless in writing signed by the other Party, (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

(b)A failure or omission of any Party to insist, in any instance, upon strict performance by another Party of any term or provision of this Agreement or to exercise any of its rights hereunder will not be deemed a modification of any term or provision hereof or a waiver or relinquishment of the future performance of any such term or provision by such Party, nor will such failure or omission constitute a waiver of the right of such Party to insist upon future performance by another Party of any such term or provision or any other term or provision of this Agreement.

8.4Entire Agreement.  This Agreement, together with the Disclosure Schedules, Related Agreements, all Exhibits and Schedules hereto and thereto and the documents, agreements, certificates and instruments referred to herein and therein, constitute the entire agreement between the parties hereto and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

8.5Headings; Interpretation.  The headings in this Agreement are intended solely for convenience of reference and will be given no effect in the construction or interpretation of this Agreement. Unless the context otherwise requires, the singular includes the plural, and the plural includes the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

8.6No Assignment; Licensing; Binding Effect.  This Agreement is not assignable by any Party without the prior written consent of the other Party; provided, however, for the avoidance of doubt, TriSalus may, without Dynavax’s consent, (a) at any time, sell, assign, contribute or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate, (b) assign all or any part of its rights or obligations hereunder to any Person (whether or not an Affiliate of TriSalus) in connection with a merger or consolidation of TriSalus or the sale of all or substantially all of TriSalus’ operations or assets and (c) grant or permit any Lien or assignment to any Person (whether or not an Affiliate of TriSalus) in connection with a financing for TriSalus (or an Affiliate of TriSalus to which any rights under this Agreement have been assigned or sublicensed) from time to time, in each case of clauses (a), (b) or (c) above, without TriSalus being relieved of any of its obligations hereunder; provided, further, that Dynavax may, without TriSalus’ consent, (x) at any time, sell, assign, contribute or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate, (y) assign all of its rights or obligations hereunder to any Person (whether or not an Affiliate of Dynavax) in connection with a Change of Control of Dynavax, and (z) at any time, sell, assign, contribute or otherwise transfer its right to receive the Royalty Payment or the Milestone Payment to any Person as provided in Section 2.5(h), in each case of (x) and (y) above, without Dynavax being relieved of any of its obligations hereunder. TriSalus may grant licenses of the Product IP to TriSalus’ Affiliates or any Third Parties without the prior consent of Dynavax. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.7Invalidity.  In the event that any provision of this Agreement is declared to be void or unenforceable, the remainder of this Agreement will not be affected thereby and will remain in full force and effect to the extent feasible in the absence of the void and unenforceable declaration. The Parties furthermore agree to execute and deliver such amendatory contractual provisions to accomplish lawfully as nearly as possible the goals and purposes of the provision so held to be void or unenforceable.

8.8Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Each party is permitted to deliver this Agreement to the other party by means of portable document format (.pdf).

8.9Incorporation by Reference.  The Disclosure Schedules, the Schedules and Exhibits and the documents referenced herein and therein constitute integral parts of this Agreement and are hereby incorporated by reference herein.

8.10Time of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.11Specific Performance.  The parties agree that irreparable damages would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and each of the parties will be entitled to specific performance of the terms hereof or injunctive relief, in addition to any other remedy at law or in equity that may be available under applicable Law.

8.12No Third Party Beneficiaries.  Except as provided in Article 6, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties hereto to confer Third Party beneficiary rights upon any other Person.

8.13Relationship of the Parties.  Nothing contained herein is intended or is to be construed so as to constitute Dynavax and TriSalus as partners, agents or joint venturers.

Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party. The Parties (and any successor, assignee, transferee, or Affiliate of a Party) shall not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States Tax purposes, without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the Code.

8.14Facsimile or Electronic Signature.  Any facsimile or electronic signature attached hereto will be deemed to be an original and will have the same force and effect as an original signature.

8.15WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELEVANT MATTER.

8.16Expenses.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party hereto will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the Related Agreements and the Transactions.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties, intending legally to be bound, have caused this Agreement to be duly executed and delivered as of the day and year first herein above written.

DYNAVAX:

DYNAVAX TECHNOLOGIES CORP.

By:	/s/ Ryan Spencer
Print Name:	Ryan Spencer
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

TRISALUS:

SUREFIRE MEDICAL, INC. D/B/A TRISALUS LIFE SCIENCES

By:	/s/ Mary Szela
Print Name:	Mary Szela
Title:	Chief Executive Officer

[Signature Page to Asset Purchase Agreement]